UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENERSYS

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter to Stockholders Annual Meeting Invitation Notice of 2016 Annual Meeting and Proxy 2016 Annual Report on Form 10-K

Proxy Statement and 2016 Annual Report to Stockholders

Dear Fellow Stockholder:

We are pleased to provide you with our Annual Report for our fiscal year ending
March 31, 2016. On April 1, 2016, I became the second Chief Executive Officer of
EnerSys. Over the preceding eleven (11) years, it has been a privilege to collaborate with EnerSys’ employees, customers, and suppliers across the globe. Having served as President of Asia, President of Europe, Middle East & Africa (EMEA) and most recently as President & Chief Operating Officer, I can report that EnerSys’ most valued asset—its people—are enthusiastic and passionate about the future EnerSys is creating for our customers, stockholders, suppliers and our colleagues.

As you read, you will note that fiscal 2016 was a year marked by overcoming several challenges. Our net sales for fiscal 2016 were $2.3 billion, representing an 8%
decrease as compared to fiscal year 2015. A key contributor to this movement was the 7% negative impact from foreign currency exchange rates. Resultantly, our full year adjusted net earnings decreased 9% to $3.93 per share.

Underlying this headline are numerous encouraging themes that will help propel our Company in fiscal 2017 and beyond. Our Motive Power business continued to experience organic volume growth fueled by the expansion of premium product solutions across the globe. Our Thin Plate Pure Lead (TPPL) product offerings were widened to serve additional customers in our Reserve Power and Motive Power markets. Significant new customers were engaged in the long-haul and fleet truck markets. With over nine (9) million trucks on the road in the United States, this $1.5 billion dollar market is one which we believe serves as an earnings growth engine. While Telecom spending has taken a pause in the Americas and Europe, we are participating in China’s 4G network deployment, and our UPS (Uninterruptable Power Supply) and Defense lines of business witnessed continued organic growth.

Acquisitions continued to play an integral role in the shaping of EnerSys in fiscal 2016. We completed the acquisition of the Australian based shelter and enclosure manufacturer ICS Industries Pty. Ltd. (ICS). Beyond its full-line manufacturing excellence, we will leverage ICS’s nation-wide Services assets to better penetrate our Motive and Reserve Power customers. Additionally, in April 2016, we completed the purchase of certain assets of Enser Corporation. This Florida based manufacturer is a leading provider of thermal lithium batteries used to power a multitude of advanced weapons systems. Our acquisition pipeline remains vibrant and robust, and we will be working vigorously to on-board additional businesses in fiscal 2017.

Turning our focus within, I have challenged our teams to initiate an Operational Excellence initiative to deliver savings of 2% of our annual Cost of Goods Sold by the end of fiscal year 2019. This work, coupled with our continued focus on product innovation and acquisitions, is why I remain passionate and proud of the story EnerSys will write.

I would like to personally thank our stockholders and Board of Directors for their continued support and confidence, our customers for their trust and loyalty placed on our products and people, and our employees for their daily commitment to serve our customers with excellence.

Best regards,

David M. Shaffer
President and Chief Executive Officer

Please refer to “Management’s Discussion and Analysis” in our Annual Report on Form 10-K attached to this letter for additional information and to a reconciliation of the non-GAAP measures to the comparable GAAP measures contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 31, 2016.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this letter and proxy statement regarding EnerSys’ business, which are not historical facts, are “forward-looking statements” that involves risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see EnerSys’ filings with the Securities Exchange Commission, including “Item 1A. Risk Factors” in EnerSys’ Annual Report on Form 10-K attached to this letter. These statements speak only as of the date of this letter and proxy statement, even if subsequently made available by EnerSys on its website or otherwise. EnerSys undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this letter and proxy statement.

Annual Meeting Invitation

June 23, 2016

Dear Fellow Stockholder:

EnerSys will hold its 2016 annual meeting of stockholders (the “Annual Meeting”) on Thursday, July 28, 2016, at 10:00 a.m. (Eastern Time) at our corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605. Directions to our corporate offices can be found on the Investor Relations page of our website at www.enersys.com.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to read these proxy materials and cast your vote on the matters that will be presented at the Annual Meeting. Stockholders of record have the option of voting by telephone, through the Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting in person at the Annual Meeting.

Thank you very much for your continued support and interest in EnerSys.

Sincerely,

Arthur T. Katsaros
Non-Executive Chairman of the Board of Directors

(i)

ENERSYS

2366 Bernville Road

Reading, Pennsylvania 19605

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders Meeting to be Held on July 28, 2016

The Proxy Statement, the Proxy Card and the Annual Report to Stockholders

are available at www.enersys.com

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of EnerSys will be held on Thursday, July 28, 2016, at 10:00 a.m. (Eastern Time) at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605, for the following purposes:

(1) to elect the three (3) Class III director nominees of the Board of Directors of EnerSys, each to serve until the 2019 annual meeting of stockholders, or until the earlier of their resignation or their respective successors shall have been elected and qualified;

(2) to ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2017;

(3) an advisory vote to approve the compensation of EnerSys’ named executive officers; and

(4) to transact such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on June 8, 2016 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of these stockholders is available at the corporate offices of EnerSys and will be available at the Annual Meeting.

If you plan to attend the Annual Meeting, please bring photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date. For directions to the Annual Meeting, please contact Investor Relations by telephone at (610) 236-4040 or visit our website at www.enersys.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD MAY VOTE BY TELEPHONE, THROUGH THE INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. SPECIFIC INSTRUCTIONS FOR TELEPHONE AND INTERNET VOTING ARE SET FORTH ON THE ENCLOSED PROXY CARD.

By Order of the Board of Directors

Joseph G. Lewis

Vice President, General Counsel and Secretary

Reading, Pennsylvania

June 23, 2016

(ii)

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies. The Board of Directors of EnerSys is providing this Proxy Statement to solicit proxies for use at EnerSys’ annual meeting of stockholders to be held at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605 on Thursday, July 28, 2016, at 10:00 a.m. (Eastern Time) or any adjournment or postponement thereof (the “Annual Meeting”). EnerSys (the “Company,” “we,” “our,” or “us”) is first delivering this Proxy Statement, the foregoing notice and the accompanying proxy card to stockholders on or about June 23, 2016.

Purpose of the Meeting. At the Annual Meeting, our stockholders will be asked to vote on the following proposals:

Proposal No. 1: to elect the three (3) Class III director nominees of the Board of Directors of EnerSys, each to serve until the 2019 annual meeting of stockholders, or until the earlier of their resignation or their respective successors shall have been elected and qualified;

Proposal No. 2: to ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2017; and

Proposal No. 3: an advisory vote to approve EnerSys’ named executive officer compensation.

Record Date. Only stockholders of record at the close of business on June 8, 2016 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 43,385,587 shares of EnerSys common stock outstanding, each of which will be entitled to one vote at the Annual Meeting.

Quorum. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum.

Voting and Revocation of Proxies. Stockholders of record can choose one of the following three ways to vote:

1. By mail: Complete, sign, date and return the enclosed proxy card in the pre-paid envelope provided. If you return the signed proxy card but do not mark the boxes showing how you wish to vote, your votes will be cast “FOR” the election of all director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm, and “FOR” the approval of executive compensation.

2. By telephone: Call the toll-free telephone number on the proxy card 1-800-652-VOTE (8683) and follow the voice prompts.

3. Through the Internet: Access the website www.investorvote.com/ENS and follow the instructions.

We encourage each stockholder of record to submit their proxy electronically through the Internet, if that option is available, or by telephone. Delivery of a proxy in any of the three ways listed above will not affect the right of a stockholder of record to attend the Annual Meeting and vote in person. If your shares are held in “street name” (that is, through a broker, trustee or other holder of record), you will receive a proxy card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee only has discretionary voting power with respect to the proposal regarding the ratification of the appointment of the independent registered public accounting firm. You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Any stockholder of record giving a proxy may revoke it by doing any of the following:

•	delivering a written notice of revocation to the Secretary of EnerSys, dated later than the proxy, before the vote is taken at the Annual Meeting;

•	delivering a duly executed proxy to the Secretary of EnerSys, bearing a later date (including proxy by telephone or through the Internet) before the vote is taken at the Annual Meeting; or

•	voting in person at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, Attention: Joseph G. Lewis, Vice President, General Counsel and Secretary.

Tabulation of Votes. Our bylaws provide for majority voting procedures for the election of directors in an election where the number of director nominees does not exceed the number of directors to be elected (an “uncontested election”). In an uncontested election, to be elected, a director nominee must receive more “for” than “against” votes cast by the holders of shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”). In an election where the number of director nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, which means that the director nominees receiving the most votes cast by the holders of shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors will be elected, regardless of the number of votes cast in favor of each director nominee. The election of directors at this Annual Meeting is an uncontested election. A nominee holding shares in street name does not have discretionary voting power with respect to the election of directors and may not vote shares unless the nominee receives voting instructions from the beneficial owner. If your shares are held by a broker, it is important that you provide instructions to your broker so your vote is counted in the election of directors. Abstentions and broker non-votes will not constitute or be counted as “votes” cast for purposes of this proposal.

If an incumbent director receives more “against” than “for” votes, in accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee of our Board of Directors will consider such director’s contingent resignation and recommend to the Board of Directors the action to be taken. The Board of Directors will act on such recommendation and publicly disclose its decision and the rationale behind such decision within 90 days from the date of the certification of the election results.

The ratification of the appointment of Ernst & Young LLP, as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2017, requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. With respect to this matter, abstentions will have the same effect as voting against such proposal, and broker non-votes, if any, will not constitute or be counted as “votes” cast for purposes of this proposal.

The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required for approval with respect to the advisory vote to approve our named executive officer compensation. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against the advisory vote on executive compensation. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Additionally, a broker non-vote will not constitute or be counted as “votes” cast for purposes of the advisory vote to approve our named executive officer compensation.

Although the advisory vote to approve our named executive officer compensation is non-binding, as provided by law, the Compensation Committee of our Board of Directors will review the results of the vote and take them into account in making a determination concerning executive compensation. For information regarding the Compensation Committee’s views in connection with the results of the 2015 non-binding advisory vote of stockholders, see the discussion beginning on page 21.

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the Annual Meeting.

Attendance at the Annual Meeting. Attendance at the Annual Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of EnerSys.

PROPOSAL NO. 1

ELECTION OF THE CLASS III DIRECTOR NOMINEES OF THE BOARD OF DIRECTORS

General

Our certificate of incorporation provides that the Board of Directors shall consist of not less than three or more than eleven members, as fixed by the Board of Directors from time to time. The certificate of incorporation also divides the Board into three classes, with each class to be as nearly equal in number as possible. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, nominees for directors in that class will be considered for election for three-year terms at the annual meeting of stockholders in the year in which the term of directors in that class expires.

John D. Craig has advised us that he will retire as a Class III director immediately following the Annual Meeting. Mr. Craig retired as our Chief Executive Officer on March 31, 2016, and as our Non-Executive Chairman of the Board of Directors on May 17, 2016.

Following the retirement of Mr. Craig, our Board of Directors will consist of nine members, divided into three classes. The classes will be composed of the following directors:

Messrs. Lehman, Marlo and Tufano are Class I directors, whose terms will expire at the 2017 annual meeting of stockholders;

Messrs. Chung and Katsaros and Gen. Magnus, USMC (Retired) are Class II directors, whose terms will expire at the 2018 annual meeting of stockholders; and

Messrs. Hoffen, Muscari and Shaffer are Class III directors, whose terms will expire at the 2016 annual meeting of stockholders.

Director Nominees of the Board of Directors

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Messrs. Hoffen, Muscari and Shaffer for election as Class III directors of EnerSys. Each of the nominees currently serves as a director of EnerSys and has consented to being named in this Proxy Statement and to serve, if elected. Each of the directors elected at the Annual Meeting will hold office until the 2019 annual meeting of stockholders or until the earlier of their resignation or their successors are duly elected and qualified. If any of the nominees become unable to accept nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. Our management, however, has no present reason to believe that any Class III nominee will be unable to serve as a director, if elected.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS

The following table sets forth certain information with respect to our directors and the director nominees as of the date of this Proxy Statement, other than Mr. Craig:

Name	Age	Position with EnerSys	Year First Became Director	Term as Director will Expire(1)
Arthur T. Katsaros	68	Non-Executive Chairman	2005	2018
Hwan-yoon F. Chung	42	Director	2006	2018
Howard I. Hoffen	52	Director	2004	2016
John F. Lehman	73	Director	2004	2017
Gen. Robert Magnus, USMC (Retired)	69	Director	2008	2018
Dennis S. Marlo	73	Director	2004	2017
Joseph C. Muscari	69	Director	2008	2016
David M. Shaffer	51	Director, President and Chief Executive Officer	2016	2016
Paul J. Tufano	62	Director	2015	2017

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

The principal occupation and business experience during the last five years of, and other information with respect to, each nominee for election as a director of EnerSys and of each continuing director is as follows:

Hwan-yoon F. Chung. Mr. Chung has been a Director of EnerSys since February 2006. Mr. Chung is the Senior Vice President—Corporate Finance of Hudson’s Bay Company, a merchandise retailer with operations in Canada, the United States and Europe, whose shares are publicly traded company on the Toronto Stock Exchange, since December 2015. From November 2012 through December 2015, he was Managing Director of Allied Resource Company, a privately-held investment company with interests in businesses that deploy proprietary industrial-scale technologies to recycle waste, reduce pollutants and other emissions. Prior thereto, Mr. Chung was a Principal of Metalmark Capital LLC since its inception in 2004. Prior to joining Metalmark, he was an Executive Director of Morgan Stanley Private Equity from 2002 to 2004, after having performed various roles in the private equity group since he joined Morgan Stanley in 1998. He serves as a Director or Paratube, Inc., a leading recycler of used engine oil, with operations in Germany and the United States. He received his Bachelor of Arts in Philosophy from the College of Arts and Sciences of the University of Pennsylvania, and his Bachelor of Science degree in Economics from the Wharton School of Business of the University of Pennsylvania.

The financial acumen that Mr. Chung obtained through his private equity experiences were attributes important in qualifying him for service as a member of the Board of Directors.

Howard I. Hoffen. Mr. Hoffen has been a Director of EnerSys since it became publically traded in July 2004. He is currently the Chairman, Chief Executive Officer, and a Managing Director of Metalmark Capital LLC. Mr. Hoffen was a founding member of Metalmark in 2004, and served as Chairman and Chief Executive Officer of Morgan Stanley Capital Partners from 2001 to 2004, after having performed various roles in the private equity group since he joined Morgan Stanley in 1985. He serves as a Director of Pacific Coast Energy Holdings LLC, the general partner of Pacific Coast Oil Trust, whose trust units are listed on The New York Stock Exchange, and Jones Energy Inc., an independent oil and gas company whose shares are listed on The New York Stock Exchange. He is also a Director of several private companies and serves on the Board of Visitors of The Fu Foundation School of Engineering and Applied Sciences at Columbia University. Mr. Hoffen received his Master of Business Administration degree from Harvard Business School and his Bachelor of Science degree from Columbia University.

Through Mr. Hoffen’s experience in private equity and service on other corporate boards, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning. These attributes were significant in the decision to nominate him as a member of the Board of Directors and to serve as our Lead Director.

Arthur T. Katsaros. Mr. Katsaros has been a Director of EnerSys since July 2005 and the Non-Executive Chairman of the Board of Directors since May 17, 2016. Mr. Katsaros was most recently the Group Vice President—Development and Technology of Air Products and Chemicals, Inc. from 2002 and until his retirement in April 2007. From 1996 through 2002, he was Group Vice President of Engineered Systems and Operations of Air Products. Mr. Katsaros serves as the Chairman of CDG Environmental, LLC, a manufacturer of supply systems for water treatment. Mr. Katsaros received a Bachelor of Science degree in Chemical Engineering from Worcester Polytechnic Institute and a Master of Business Administration from Lehigh University. He also completed the Advanced Management Program at Harvard University’s Graduate School of Business.

Mr. Katsaros’ experience qualifying him for service as a member of the Board of Directors includes over fifteen years’ experience in executive positions with a global manufacturer, in charge of international business and operations, such as manufacturing, engineering, information technology and research and development. His experience as a member of our Board qualifies him for service as Non-Executive Chairman of the Board of Directors.

John F. Lehman. Mr. Lehman has been a Director of EnerSys since August 2004. Mr. Lehman is a founding partner of J.F. Lehman & Company, a private equity firm, and has been its Chairman since November 1990. Prior to founding J.F. Lehman & Company, Mr. Lehman was a Managing Director in Corporate Finance at PaineWebber Incorporated, served for six years as Secretary of the Navy, was a member of the National Security Council Staff, served as a delegate to the Mutual Balanced Force Reductions negotiations and was the Deputy Director of the Arms Control and Disarmament Agency.

Mr. Lehman served as a Director of Ball Corporation, a supplier of metal packaging to the beverage, food, personal care and household products industries which is listed on The New York Stock Exchange, from 1987 until 2015 and serves as a Director of Verisk Analytics, a private risk information provider. Mr. Lehman was a member of the National Commission on Terrorist Attacks upon the United States. He is also Chairman of the Princess Grace Foundation. Mr. Lehman received his Bachelor of Science degree from St. Joseph’s University, his Bachelor of Arts and Master of Arts degrees from Cambridge University and a Doctorate from the University of Pennsylvania.

Mr. Lehman’s business and government experience provide the Board of Directors with valuable insight into social, governmental and economic issues relevant to our business. This experience is important in qualifying him for service as a member of the Board of Directors.

General Robert Magnus, USMC (Retired). Gen. Magnus has been a Director of EnerSys since July 2008. Gen. Magnus served as the Assistant Commandant of the Marine Corps from 2005 to 2008. He retired from the Marine Corps in 2008 after over 38 years of distinguished service. Gen. Magnus’ operational assignments included Commander, Marine Corps Air Bases Western Area and Deputy Commander, Marine Forces Pacific. Gen. Magnus’ staff assignments included Chief, Logistics Readiness Center, Joint Staff; Executive Assistant to the Director of the Joint Staff; Head, Aviation Plans and Programs Branch; Assistant Deputy Chief of Staff for Aviation; Assistant Deputy Commandant for Plans, Policies, and Operations; and Deputy Commandant for Programs and Resources. He is the Chairman of the Board of Directors of Elbit Systems of America, a provider of defense, homeland security, commercial aviation and medical products and solutions, as well as aircraft maintenance, repair and overhaul services, and also serves on the Board of Directors of Augusta Westland NA, a subsidiary of Italy’s Finmeccanica, a producer of advanced helicopters; and Fairway Group Holdings Corp, which is a provider of specialty grocery products and whose shares are listed on the NASDAQ Stock Market. Gen. Magnus received his Bachelor of Arts degree in history from the University of Virginia and his Master in Business Administration degree from Strayer College. His formal military education included Naval Aviator Training, U.S. Marine Corps Command and Staff College, and the National War College. Gen. Magnus’ personal decorations included two Distinguished Service Medal awards, the Defense Superior Service Medal, Legion of Merit, and Navy Achievement Medal.

Gen. Magnus’ experience and service qualifying him for service as a member of our Board of Directors includes his four years of financial management experience as the Marine Corps officer for programs and financial oversight, his experience in constructing and justifying wartime budgets from 2001 to 2005, service as the Chairman of the Marine Corps Community Service programs with direct responsibility for annual budgets, as well as service as the Assistant Commandant, the second senior officer, of the Active Duty and Reserve Marine Corps from 2005 to 2008.

Dennis S. Marlo. Mr. Marlo has been a Director of EnerSys since August 2004. Mr. Marlo is Managing Director of Sanctuary Group LTD, a financial and executive advisory firm located in Malvern, Pennsylvania and Vero Beach, Florida. Mr. Marlo served as an Executive Vice President of Sovereign Bancorp, Inc. (now Santander Holdings USA, Inc.) from June 2004 through April 2009, and as Chief Risk Management Officer of Sovereign Bancorp, Inc. from April 2001 through June 2004. Mr. Marlo joined Sovereign in February 1998 as the President of the Pennsylvania Division of Sovereign Bank and was appointed Chief Financial Officer and Treasurer of Sovereign in May 1998, serving in that capacity through April 2001. Prior thereto, Mr. Marlo served as President and Chief Executive Officer of ML Bancorp Inc., a predecessor company of Sovereign Bancorp, Inc., and as a partner with KPMG, LLP. Mr. Marlo was Chairman of the Board of Directors of the Federal Home Loan Bank of Pittsburgh, a government sponsored enterprise, through December 31, 2013. He is also a member of the Board of Directors of the Lankenau Medical Center Foundation, a foundation supporting a non-profit medical center in Wynnewood, Pennsylvania, and is immediate past Chairman of the Board of Trustees at Harcum College in Bryn Mawr, Pennsylvania and currently continues to service on the board of Trustees. Mr. Marlo is also a member of the Board of Directors of Main Line Health Real Estate, L.P., an entity which holds certain real estate of the Main Line Health System. Mr. Marlo completed the Graduate School of Community Bank Management at the University of Texas at Austin and received his Bachelor of Science degree in Accounting from La Salle University. He is a certified public accountant and a chartered global management accountant.

Through Mr. Marlo’s extensive financial experience and other activities, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning. These experiences qualify him to service as a member of our Board of Directors.

Joseph C. Muscari. Mr. Muscari has been a Director of EnerSys since June 2008. Mr. Muscari resumed the position of Chairman and Chief Executive Officer of Minerals Technologies, Inc. (“MTI”), a developer, producer and marketer of specialty mineral, mineral-based and synthetic mineral products and supporting systems and services, which is listed on The New York Stock Exchange, in February 2014. Prior thereto, from March 2013 to February 2014, Mr. Muscari served as Executive Chairman of MTI, and, from March 2007 to March 2013, as Chairman and Chief Executive Officer of MTI. He has been a Director of MTI since February 2005. For the prior 37 years, Mr. Muscari was employed at Alcoa Inc., where he held a number of executive positions. He served as Executive Vice President and Chief Financial Officer from

January 2006 to January 2007. Mr. Muscari previously served as Executive Vice President—Alcoa and Group President, Rigid Packaging, Foil and Asia group, since October 2004. He had been an Executive Vice President of Alcoa since 2002, having responsibility for Alcoa’s businesses in Asia and Latin America. Mr. Muscari also serves as Non-Executive Chairman of the Board of Directors of Dana Holding Corporation, a driveline supplier which is listed on the New York Stock Exchange. He received his Bachelor of Science degree in industrial engineering from the New Jersey Institute of Technology and his Masters in Business Administration from the University of Pittsburgh. He also holds an honorary Doctor of Law degree from Salem-Teikyo University. Mr. Muscari is also a former member of the Board of Directors of Aluminum Corporation of China.

Mr. Muscari’s experience qualifying him for service as a member of our Board of Directors, Chairman of the Audit Committee, and our audit committee financial expert includes approximately forty years of combined experience with global mineral and aluminum companies with oversight of international business and operational units as well as actively supervising their finance departments, on a business and consolidated basis.

David M. Shaffer. Mr. Shaffer has been a Director of EnerSys and has served as our President and Chief Executive Officer since April 2016. Prior thereto he served as President and Chief Operating Officer since November 2014. From January 2013 through October 2014 he served as our President—EMEA. From 2008 to 2013, Mr. Shaffer was our President—Asia. Prior thereto he was responsible for our telecommunications sales in the Americas. Mr. Shaffer joined the Company in 2005, and has worked in various roles of increasing responsibility in the industry since 1989. Mr. Shaffer received his Master of Business Administration degree from Marquette University and his Bachelor of Science degree in Mechanical Engineering from the University of Illinois.

Mr. Shaffer’s educational background and broad range of leadership experience in various aspects of our business globally, are attributes that were significant in the decision for the Nominating and Corporate Governance Committee to appoint and nominate him as a Member of our Board of Directors.

Paul J. Tufano. Mr. Tufano has been a Director of EnerSys since April 2015. Mr. Tufano served as Chief Financial Officer of the Alcatel-Lucent Group, a telecommunications company, which is listed on The New York Stock Exchange and the Paris Stock Exchange, from 2008 through 2013. In September 2012, in addition to his Chief Financial Officer responsibilities, he was named Chief Operating Officer. Before joining Alcatel-Lucent, Mr. Tufano served as Executive Vice President and Chief Financial Officer of Solectron Corporation, an electronics manufacturing company for original equipment manufacturers, from January 2006 to October 2007 and as Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano was President and Chief Executive Officer at Maxtor Corporation, a manufacturer of computer hard disks, from February 2003 to November 2004. Previously, he served as Executive Vice President and Chief Operating Officer from April 2001 and as Chief Financial Officer from July 1996 at Maxtor Corporation. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held management positions in finance and operations at International Business Machines Corporation (IBM), a technology and consulting company. Mr. Tufano has been a member of the board of directors of Teradyne, Inc., a supplier of automation equipment for test and industrial application and is publicly traded on the New York Stock Exchange, since March 2005 and of Benchmark Electronics, Inc., a global provider of electronics contract manufacturing services and integrated engineering design and test services and is publicly traded on the New York Stock Exchange, since February 2016. Mr. Tufano holds a Bachelor of Science in Economics from St. John’s University and a Masters of Business Administration, Finance, Accounting and International Business from Columbia University.

Mr. Tufano’s experience qualifying him for service as a member of the Board of Directors includes expertise garnered from service as a former senior executive, including Chief Financial Officer, of several public manufacturing companies involving complex technologies.

CORPORATE GOVERNANCE

Independence of Directors

Our Board of Directors determined that all directors, with the exception of Mr. Shaffer, are independent from EnerSys and our management under the listing standards of The New York Stock Exchange (“NYSE”). The Board considered the NYSE standards, the fact that there were no transactions or arrangements between the directors and EnerSys, other than the consideration for serving as a director, and all other relevant facts and circumstances in making these independence determinations and concluded that there were no material relationships between any of our directors and EnerSys.

There are no family relationships among our directors or executive officers.

Access to Corporate Governance Documents

Our corporate governance information and materials, including our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and Code of Business Conduct and Ethics, are available on the Investor Relations page of our website at www.enersys.com and any stockholder may obtain printed copies of these documents by writing to Investor Relations at: EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, by e-mail at: investorrelations@enersys.com or by calling Investor Relations at (610) 236-4040. Information contained on the website is not incorporated by reference or otherwise considered part of this Proxy Statement.

Committees of our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. The Board of Directors has determined that each committee member is independent under the NYSE listing standards. Our Board of Directors, from time to time, may establish other committees.

Audit Committee

As of May 24, 2016, Messrs. Chung, Muscari (Chairperson), and Tufano and Gen. Magnus serve as members of our Audit Committee. From November 1, 2013 through May 24, 2016, Messrs. Chung, Katsaros, Marlo (Chairperson), and Muscari and Gen. Magnus served as members of our Audit Committee. For fiscal year 2016, the Board of Directors appointed Mr. Marlo as the “audit committee financial expert,” as such term is defined in rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). As of May 24, 2016, the Board of Directors appointed Mr. Muscari as the audit committee financial expert. The Board of Directors determined that Messrs. Chung, Katsaros, Marlo, Muscari, and Tufano and Gen. Magnus are independent directors under the NYSE listing standards and the SEC rules and regulations applicable to audit committees and financially literate in accordance with the NYSE listing standards. Our Audit Committee held a total of five (5) meetings in the fiscal year ended March 31, 2016, three (3) of which were in person, and two (2) of which were held telephonically.

The Audit Committee is responsible for:

•	appointing, compensating and overseeing our independent registered public accounting firm (“independent auditors”);

•	overseeing management’s fulfillment of its responsibilities for financial reporting and internal control over financial reporting;

•	overseeing the activities of our internal audit function;

•	reviewing and discussing policies with respect to risk assessment and risk management; and

•	reviewing, discussing and overseeing policies relating to our hedging, swaps and other derivative transactions.

For additional information, see “Audit Committee Report” herein and the Audit Committee Charter, which is available on the Investor Relations page of our website at www.enersys.com.

Compensation Committee

As of May 24, 2016, Messrs. Lehman (Chairperson), Marlo, Muscari and Tufano serve as members of our Compensation Committee. From May 21, 2015 through May 24, 2016, Messrs. Lehman (Chairperson), Muscari, Tufano and Gen. Magnus served as members of our Compensation Committee, and from July 31, 2014 until May 21, 2015, the Compensation Committee consisted of Messrs., Lehman (Chairperson), Muscari, and Gen. Magnus.

The Compensation Committee is responsible for:

•	reviewing and approving the compensation of our Chief Executive Officer (“CEO”) and the other named executive officers;

•	reviewing and recommending to the Board the adoption of non-employee director compensation programs; and

•	administering our equity plans and other certain incentive compensation plans.

More specifically, the Compensation Committee has sole authority to set the base salaries and approve equity-based and incentive-based compensation for our named executive officers. It engages its own independent compensation consultant, Frederic W. Cook & Co., Inc., to review the compensation levels of executives at our peer group companies and assess total compensation and make recommendations about changes in the compensation of our executives, including incentive and equity plan structure and performance goals. The consultant works with management on behalf of the Compensation Committee on matters under the Committee’s purview, but provides no services to management or the Company other than its work for the Committee. The Compensation Committee also considers recommendations from our CEO with respect to the base salary of our other named executive officers. The Compensation Committee utilizes a similar methodology, including advice from its consultant on compensation levels and structure, for recommending non-employee director compensation and meeting fees, which are subject to Board approval.

This Committee held a total of three (3) meetings in the fiscal year ended March 31, 2016, one (1) of which was in person and two (2) of which were held telephonically.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (i) was, during fiscal year 2016, or had previously been an officer or employee of EnerSys or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of EnerSys or a business relationship with EnerSys, in each case that would require disclosure under the applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of EnerSys, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Nominating and Corporate Governance Committee

As of May 24, 2016, Gen. Magnus (Chairperson) and Messrs. Hoffen, and Marlo serve as members of our Nominating and Corporate Governance Committee. From November 1, 2013 through May 24, 2016, Messrs.

Hoffen, Katsaros (Chairperson), Marlo, and Gen. Magnus served as members of our Nominating and Corporate Governance Committee. The Committee held a total of four (4) meetings in the fiscal year ended March 31, 2016, all of which were held telephonically.

The responsibilities of the Nominating and Corporate Governance Committee include the following:

•	identifying, reviewing the qualifications of, and recruiting qualified candidates for board membership;

•	reviewing the continuation of each director being considered for reelection;

•	considering the contingent resignations of directors who do not receive a majority vote in connection with their respective election and recommend to the Board of Directors the action to be taken;

•	making recommendations to the Board concerning the structure, composition and function of the board and its committees; and

•	reviewing and assessing the adequacy of the Company’s corporate governance documents.

Process for Selection of Director Nominee Candidates

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of EnerSys are that a candidate demonstrate, by significant accomplishments in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of EnerSys and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee considers the following characteristics in reviewing director candidates:

•	integrity and character;

•	sound and independent judgment;

•	breadth of experience;

•	business acumen;

•	leadership skills;

•	scientific or technology expertise;

•	familiarity with issues affecting global businesses in diverse industries; and

•	diversity of backgrounds and experience.

In addition to these requirements, the Nominating and Corporate Governance Committee will also evaluate, in the context of the needs of the Board, whether the nominee’s skills are complementary to the existing Board members’ skills, and assess any material relationships with EnerSys or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time. Except as described above, the Board and the Nominating and Corporate Governance Committee do not maintain a formal diversity policy. Diversity is one of many factors considered in the nomination of our directors.

The Nominating and Corporate Governance Committee, Committee Chairperson and/or our Chief Executive Officer interview director nominee candidates that meet the criteria, and the Nominating and Corporate Governance Committee selects candidates that best suit the Board’s needs. We may from time to time hire an independent search firm to help identify and facilitate the screening and interview process of director candidates.

Stockholders may recommend qualified persons for consideration by the Nominating and Corporate Governance Committee. Stockholders making a recommendation must submit the same information as that required to be included by us in our Proxy Statement with respect to nominees of the Board of Directors. The stockholder recommendation should be submitted in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attn: Joseph G. Lewis, Vice President, General Counsel and Secretary.

The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee will also review the performance as a director of any person already serving on the Board of Directors of EnerSys in determining whether to recommend that the Director be re-nominated.

Board Leadership Structure

The Board of Directors believes that its leadership structure, which separates the Chairman and Chief Executive Officer roles and appoints a non-management Lead Director (as described below), is appropriate at this time in light of the transition to a new CEO and our business and operating environment. In particular, the Board of Directors believes that this structure clarifies the individual roles and responsibilities of Messrs. Katsaros, Hoffen and Shaffer, streamlines decision-making, and enhances accountability. When taken together with the additional leadership provided by our independent committee chairs, the independence of the Board of Directors and governance policies and practices in place at EnerSys that provide independent oversight of management, the Board believes that the structure is currently optimal for EnerSys.

The Board created the position of Lead Director to strengthen Board oversight. The Lead Director must be a non-management director and must be deemed independent by the Board of Directors. The Lead Director works with the Non-Executive Chairman to approve Board agendas and schedules, advises on the quality, quantity and timeliness of information provided by management to the Board, and acts as a liaison between the independent directors and the Non-Executive Chairman of the Board. The Lead Director also chairs executive sessions of the independent directors not attended by management. The Board has established procedures for determining which non-management director will serve as the Lead Director. The Lead Director is designated by the Board of Directors. Mr. Hoffen has been designated as the Lead Director for fiscal year 2017.

The Board’s Role in Risk Oversight

The Board oversees various risks potentially affecting EnerSys both directly and indirectly through its committees. EnerSys has in place a risk management program that, among other things, is designed to identify risks across EnerSys with input from each business unit and function. Material risks are identified and prioritized by management and its risk committee that reports to the Audit Committee, and each prioritized risk is referred to the appropriate committee of the Board or the full Board for oversight. Members of the Board regularly review information regarding our credit, liquidity, market, legal, regulatory, compliance and operational (including technology and cybersecurity) risk, as well as the strategic and financial considerations associated with each. Also, the Compensation Committee periodically reviews the most important risks to EnerSys to ensure that compensation programs do not encourage excessive risk-taking. Senior members of management from across business units and programmatic and functional disciplines within EnerSys make up a risk committee, which meets at least quarterly to identify significant risks to us, coordinate information sharing and mitigation efforts for all types of risks, sometimes working with outside advisors. The risk committee reports its results to the Audit Committee periodically.

Charters of the Committees of the Board of Directors

The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each operate pursuant to a written charter adopted by the Board of Directors. Each Committee reviews its charter at least annually. Copies of the charters are available on the Investor Relations page of our website at www.enersys.com or in print upon request. See “Corporate Governance—Access to Corporate Governance Documents.”

Director Attendance at Board, Committee and Annual Meetings

Our Corporate Governance Guidelines provide that directors are expected to attend meetings of the Board and meetings of the committees on which they serve. During fiscal year 2016, the Board of Directors met a total of four (4) times. Each director attended at least 75% of the total number of meetings of the Board and its committees on which the director served during the fiscal year, based on the number of such meetings held during the period for which each person served as a director or on a committee. It is our policy that directors are invited to the Annual Meeting but are not required to attend. Seven (7) members of our Board of Directors and the then Chairman of the Board attended the 2015 annual meeting of stockholders.

Executive Sessions of Non-Management Directors

The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year.

Communications with the Board of Directors

Stockholders and other interested parties, who desire to communicate directly with any member (or all members) of the Board, any Board committee or any chair of any such committee, should submit such communication in writing addressed to the “Non-Executive Chairman of the Board of Directors” or “Non-Management Directors,” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by email to the Non-Executive Chairman of the Board of Directors or Non-Management Directors by going to www.enersys.com, under the link for Investor Relations and Corporate Governance. Communications intended for the full Board of Directors may be submitted in the same manner.

Stockholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our Audit Committee in writing addressed to the “Audit Committee Chair” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by e-mailing the Audit Committee by going to www.enersys.com, under the link for Investor Relations and Corporate Governance.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Controller, as well as our other officers, directors and employees. This Code is available on the Investor Relations page of our website at www.enersys.com or in print upon request. See “Corporate Governance—Access to Corporate Governance Documents.” Any amendment to, or waiver from, this Code for such officers will be disclosed on the Investor Relations page of our website at www.enersys.com.

DIRECTOR COMPENSATION

We believe that the amounts and form of compensation and the methods used to determine compensation of our non-employee directors are important in (i) attracting and retaining directors who are independent, interested, diligent and actively involved in overseeing EnerSys’ affairs and (ii) more substantially aligning the interests of our non-employee directors with the interests of our stockholders. We did not separately compensate Mr. Craig for his service on the Board during fiscal year 2016.

For fiscal year 2016, our Compensation Committee retained the services of Frederic W. Cook & Co., Inc., as an independent compensation consultant to the Compensation Committee, to provide competitive data and make recommendations on the compensation of our named executive officers as we describe beginning on page 22, as well as to assist the Compensation Committee in evaluating the compensation of our non-employee directors. The Compensation Committee considers this information and ultimately recommends any changes to the non-employee director compensation program to our Board for its approval. The Compensation Committee reviews the non-employee director compensation program annually.

Cash Compensation

The cash elements of the non-employee director compensation program for fiscal year 2016, which were recommended by the Compensation Committee and approved by the Board effective immediately following the 2015 annual meeting of stockholders, were as follows:

•	Annual retainer—$65,000 per year

•	In-person committee meetings—$1,500 each

•	Telephonic committee meetings—$1,500 each

•	Lead Director—additional $25,000 per year

•	Audit Committee Chairperson—additional $15,000 per year

•	Compensation Committee Chairperson—additional $15,000 per year

•	Nominating and Corporate Governance Committee Chairperson—additional $10,000 per year

In reviewing the non-employee director compensation program for fiscal year 2017, the Compensation Committee recommended, and the Board approved, effective immediately following this Annual Meeting, a $5,000 increase in the Annual retainer. All other elements of the non-employee director cash compensation program were unchanged.

Equity Compensation

For fiscal year 2016, each non-employee director received an award of deferred stock units, with a fair market value on August 10, 2015, the date of the award, of $125,000. Deferred stock units are immediately vested on the date of grant, and are payable in shares of our common stock six months after termination of service as a director. For fiscal year 2017, on May 24, 2016, based on a recommendation by the Compensation Committee, the Board approved a $5,000 increase in the award of deferred stock units from prior year, with a fair market value on the date of the award of $130,000, to each non-employee director serving on the Board as of the date of the Annual Meeting. The number of shares subject to each award will be determined on August 15, 2016, which is the anticipated date of the grant, in accordance with our policy on granting equity awards which we describe beginning on page 29. We make all equity awards to non-employee directors under our stockholder-approved 2010 Equity Incentive Plan, as amended. As required under their respective award agreements, we credit directors with any dividend equivalents attributable to such equity awards. All awards are granted in accordance with our policy on granting equity awards.

Director Deferred Compensation Plan

Under the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors, which we refer to as the “Director Plan,” each non-employee director may defer receipt of all or a portion of any cash fees that are payable to the director for service on the Board.

Participants may elect to allocate the deferred fees (i) into an investment account, under which investment options are the same as those available to our employees under our 401(k) retirement plan or (ii) into a stock unit account, under which the director will be awarded stock units pursuant to our stockholder-approved equity compensation plan. If the director elects to allocate the deferred fees into the stock unit account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the stock unit deferral account. The matching contribution will be in the form of restricted stock units and will vest quarterly over one year from the date the units are credited to the account, except that participants will automatically become 100% vested in their matching contribution upon a change in control. All stock units are payable in shares of our common stock.

Under the Director Plan, our non-employee directors may also defer receipt of all or a portion of shares payable due to vesting of restricted stock units granted pursuant to the matching contribution discussed above. At a director’s election, the shares otherwise payable, together with any dividends thereon, are credited to a hypothetical bookkeeping account in the director’s name and will be paid to the director in a lump sum at the time specified in the election or, if earlier, upon our change in control or the director’s death.

The Director Plan is a nonqualified deferred compensation plan. As such, the rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Stock Ownership Guidelines

We have implemented stock ownership guidelines under which we expect each non-employee director to beneficially own shares of our common stock with a value equal to five times the annual Board cash retainer, not including meeting or committee chair fees, paid to such director during the previous fiscal year. The Compensation Committee evaluates stock ownership on an annual basis. We expect each director to attain the investment level no later than five years from the date the director first becomes a non-employee director. Each non-employee director has achieved, or is on target to achieve, the investment level established by the stock ownership guidelines.

Hedging Prohibition

We do not permit our non-employee directors to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2016

The table set forth below summarizes the compensation that we paid to our non-employee directors for the fiscal year ended March 31, 2016. None of our non-employee directors received option awards, non-equity incentive plan compensation, pension, nonqualified deferred compensation, or any other compensation for the fiscal year ended March 31, 2016.

Name	Fees Earned Paid in Cash		Stock Awards(1)(2)	Total
Hwan-yoon F. Chung	$71,000		$125,000	$196,000
Howard I. Hoffen	$93,250		$125,000	$218,250
Arthur T. Katsaros	$88,500	(3)	$142,691	$231,191
John F. Lehman	$84,500	(3)	$141,859	$226,359
Gen. Robert Magnus, USMC (Retired)	$81,500		$125,000	$206,500
Dennis S. Marlo	$93,500	(3)	$127,315	$220,815
Joseph C. Muscari	$77,000		$125,000	$202,000
Paul J. Tufano	$64,428	(3)	$128,261	$192,690

(1)	On March 31, 2016, Messrs. Katsaros, Lehman, Marlo, and Tufano held unvested stock units earned during fiscal year 2016, including accumulated dividend equivalents with respect to such units, under the Director Plan.

Name	Unvested Stock Units under the Director Plan
Arthur T. Katsaros	267.1164
John F. Lehman	253.0515
Dennis S. Marlo	44
Paul J. Tufano	62

(2)	We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the deferred stock units that we awarded to each non-employee director in fiscal year 2016 as we describe above. Assumptions used in the calculation of these amounts are included in the footnotes to our audited financial statements for the fiscal year ended March 31, 2016, included in our Annual Report on Form 10-K, which we filed on May 31, 2016.
(3)	Messrs. Katsaros, Lehman, Marlo, and Tufano each deferred all or a portion of these amounts into a stock unit deferral account, pursuant to the terms of the Director Plan. They received matching contributions, subject to dividend equivalents, with respect to such stock units. Under the terms of the Director Plan, the restricted stock units comprising the matching contribution vest quarterly over one year from the date of the deferral. All stock units are payable in shares of our common stock.

Name	Underlying Stock Units Added to Director Plan	Matching Contribution Added to Director Plan
Arthur T. Katsaros	1,490	298
John F. Lehman	1,424	284
Dennis S. Marlo	219	44
Paul J. Tufano	309	62

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of EnerSys has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the appointment.

Ernst & Young LLP conducted the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2016. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS ENERSYS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2017.

AUDIT COMMITTEE REPORT

Background

The members of the Audit Committee are currently Directors Joseph C. Muscari (Chairperson), Hwan-yoon F. Chung, Gen. Robert Magnus, and Paul J. Tufano. For additional information relating to the members and responsibilities of the Audit Committee, see “Corporate Governance—Committees of our Board of Directors—Audit Committee.”

Responsibility

Management is responsible for the preparation of financial statements and the integrity of the reporting process, including the system of internal and disclosure controls.

The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States and to express an opinion on the audit of internal control over financial reporting.

The primary responsibilities of the Audit Committee are to select, engage, and compensate our independent auditors and to oversee the financial reporting process on behalf of the Board. It is not the duty of the Audit Committee to prepare financial statements and related disclosures. It is also not the duty of the Audit Committee to plan or conduct audits, or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles in the United States.

Process and Recommendation

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2016, with our management and independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles as applied in our financial reports, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with management to discuss disclosure controls and procedures and internal control over financial reporting. The Audit Committee also meets with the internal and independent auditors, with and without our management present, to discuss the results of their examinations and overall quality of our financial reporting. The Audit Committee also reviewed with our CEO and CFO their certification relating to their evaluation of our disclosure controls, the completeness and accuracy of the financial statements and other financial information contained in the Form 10-K, and the process followed by the CEO and CFO to assure the truthfulness of such certificate.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

The Audit Committee also reviewed and discussed together with management and the independent auditor the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2016, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting.

Based on the process referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

Fees of Independent Auditors

The following table sets forth the aggregate fees for the fiscal years ended March 31, 2016, and March 31, 2015, incurred for services provided by our independent registered public accounting firm, Ernst & Young LLP.

	Year Ended
Description of Fees	March 31, 2016	March 31, 2015
Audit Fees, including fees associated with the annual audit of EnerSys and statutory audits required internationally, the reviews of EnerSys’ quarterly reports on Form 10-Q, services provided in connection with the requirements of the Sarbanes-Oxley Act of 2002, and comfort letters	$3,570,000	$3,137,000
Audit-Related Fees, including fees associated with target mergers and acquisitions, and general accounting research and consultations	$0	$0
Tax Fees, including fees associated with income tax compliance, advice and planning	$22,600	$58,305
All Other Fees	$1,995	$1,995

Total	$3,594,595	$3,197,300

The Audit Committee considered whether the provision of non-audit services by our independent registered public accounting firm for the fiscal year ended March 31, 2016, was compatible with maintaining auditor independence. The Audit Committee pre-approved all fees for non-audit related services paid to our independent registered public accounting firm for fiscal years 2015 and 2016.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service. The Audit Committee has delegated pre-approval authority to the Chairman of the Committee of up to $100,000, to pre-approve permitted non-audit services. Any pre-approval decisions made under this delegated authority are ratified by the Audit Committee at its next scheduled meeting.

Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2017

The Audit Committee has appointed Ernst & Young LLP to conduct the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ending March 31, 2017. EnerSys stockholders are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm at the Annual Meeting to which this Proxy Statement relates.

Audit Committee

Joseph C. Muscari, Chairperson

Hwan-yoon F. Chung

Gen. Robert Magnus

Paul J. Tufano

EXECUTIVE OFFICERS

Our current executive officers are listed below. Mr. Shaffer’s information is included under “Board of Directors.” All data is as of June 8, 2016.

Holger P. Aschke, age 47, President—Europe, Middle East and Africa (EMEA). Mr. Aschke has served as President—EMEA since January 2016. From April 2010 to January 2016, he was the Vice President Sales and Marketing Reserve Power—Europe. Mr. Aschke joined a predecessor company in 1996 and has held a wide range of operational and sales roles of increased responsibility in the Company’s EMEA business. Mr. Aschke completed a commercial IT education and apprenticeship sponsored by the University of Dortmund (Germany) and completed the Advanced Management Program from INSEAD (France).

Jeffrey W. Long, age 63, President—Americas. Mr. Long has served as our President—Americas since November 2014. From September 2002 through October 2014, he served as our Vice President—Americas, Motive Power Sales and Service. Mr. Long has worked in the battery industry since 1997, and has held various positions of increasing responsibility in the materials handling industry since 1974. Mr. Long received his Master of Business Administration degree from Cleveland State University, and his Bachelor of Science degree in Business Administration from the University of Illinois.

Todd M. Sechrist, age 50, Executive Vice President and Chief Operating Officer. Mr. Sechrist has served as our Executive Vice President and Chief Operating Officer since April 1, 2016. Prior thereto, from January 2016 through March 2016, he was our Executive Vice President. From November 2014 through December 2015 he was the President—EMEA based in Zurich, Switzerland. Mr. Sechrist served as our President—Americas from September 2012 through October 2014, and our Senior Vice President, Americas from June 2010 through August 2012. He was the company’s Vice President—Reserve Power Sales & Service for the Americas from June 2005 through June 2010. Mr. Sechrist joined the Company in 1993, and served in various sales and marketing capacities in both the reserve and motive power businesses. Mr. Sechrist received his Master of Business Administration degree in Finance from St. Joseph’s University and his Bachelor of Science degree in Finance from Pennsylvania State University.

Michael J. Schmidtlein, age 55, Executive Vice President and Chief Financial Officer. Mr. Schmidtlein has served as Executive Vice President and Chief Financial Officer since January 2016. Prior thereto, since February 2010, he was our Senior Vice President—Finance and Chief Financial Officer. From November 2005 until February 2010, Mr. Schmidtlein was Vice President—Corporate Controller and Chief Accounting Officer. Prior thereto, Mr. Schmidtlein was the Plant Manager of our manufacturing facility in Warrensburg, Missouri. Mr. Schmidtlein joined the Energy Storage Group of Invensys plc, which EnerSys acquired in 2002, in 1995. Mr. Schmidtlein is a certified public accountant and received his Bachelor of Science degree in Accounting from the University of Missouri.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis includes a description of the compensation provided in fiscal year 2016 to our executive officers who are named in the Summary Compensation Table below.

Our named executive officers for fiscal year 2016 were:

John D. Craig	Chairman and Chief Executive Officer
Michael J. Schmidtlein	Executive Vice President and Chief Financial Officer
Holger P. Aschke	President—EMEA
Todd M. Sechrist	Executive Vice President
David M. Shaffer	President and Chief Operating Officer
Richard W. Zuidema	Former Executive Vice President and Secretary

There were several executive transitions that took place during fiscal year 2016 and in early fiscal year 2017. Mr. Craig retired as Chief Executive Officer on March 31, 2016. Mr. Zuidema retired on December 31, 2015 and provides consulting services to us pursuant to a consulting agreement. Effective January 1, 2016, Mr. Schmidtlein was appointed Executive Vice President and Chief Financial Officer, Mr. Aschke was appointed President—EMEA and Mr. Sechrist was appointed Executive Vice President. Effective April 1, 2016, Mr. Shaffer was appointed President and Chief Executive Officer, and Mr. Sechrist was appointed Executive Vice President and Chief Operating Officer.

Overview

Our executive compensation program is structured and administered to support our vision, which is to be the global leader in our chosen markets for stored energy solutions, while maximizing long-term stockholder value. We also structure the program to link executive compensation to our financial performance and, through programs that use our common stock as a compensation medium, to more closely align the interests of executive management with those of our stockholders.

In making final decisions on compensation for fiscal year 2016, the Compensation Committee evaluated our overall performance during the year. Highlights include the following:

•	total stockholder return (“TSR”) for the past one- and three-year periods ending in fiscal year 2016 were -12.0% and 26.0%, respectively;

•	net sales declined by 7.6% to $2.3 billion in fiscal year 2016, primarily due to foreign currency translation impact and a decrease in organic volume;

•	adjusted net earnings declined by 14% to $178 million and adjusted diluted earnings per share declined by 9% to $3.93;

•	gross profit margin improved to 26.4% in fiscal year 2016 from 25.6% in fiscal year 2015; and

•	average primary working capital percentage improved to 26.0% in fiscal year 2016 from 26.7% in fiscal year 2015.

The following is a summary of the major elements of our compensation programs for our named executive officers for fiscal year 2016. Based on the performance highlighted above, annual bonus payouts under the MIP to the named executive officers declined in fiscal year 2016 and the actual intrinsic value of long-term incentive awards for fiscal year 2016 is tracking well below targeted levels, reinforcing our pay-for-performance philosophy.

Pay Element	Description	Fiscal Year 2016 Actions
Base Salary	Fixed cash compensation determined based on the executive’s skill set and the market value for that skill set.	Increases ranged from 1% to 10% for those that were in the same position as the prior year, based on individual performance and relative position versus market. Messrs. Aschke and Sechrist received salary increases of 25% and 19%, respectively, in connection with their respective promotions.
Cash Annual Incentives (Management Incentive Plan or MIP)	Cash-based annual incentive plan that is tied to corporate performance versus corporate financial goals. The goals are weighted 85% on an adjusted net income target and 15% on a primary working capital target.	Fiscal year 2016 payouts under the MIP for our named executive officers were 30% of target, which reflects a 0% of target payout for the portion related to the Company’s adjusted net income performance and a 30% of target payout related to the primary working capital management goals.
Long-Term Incentives

For fiscal year 2016, equity grants were in the form of 75% performance market share units and 25% stock options.

Performance market share units provide the holder with the opportunity to earn from 0% to 200% of a target number of shares based on stock price performance over a three-year period (see detailed description on page 26).

For fiscal year 2017, the Committee conducted a comprehensive review of the long-term incentive program, and made changes that coincided with the transition in executive leadership. The fiscal year 2017 equity grants were in the form of 50% performance share units earned based on EnerSys’ relative TSR versus the S&P Small Cap 600 Industrial Index, 25% time-vested restricted stock units, and 25% stock options.

The actual value of performance market share units granted in fiscal year 2016 is tracking at 51% of the target grant value based performance through the end of the fiscal year. There are approximately two years left in the performance period for these performance market share units.

The actual value of stock options granted in fiscal year 2016 is tracking at $0, since the closing price of our common stock at the end of the fiscal year of $55.72 per share is below the option exercise price of $68.40 per share. There are approximately 9 years left in the term of such options.

Starting with the fiscal year 2016 grant, all performance share unit grants are subject to an additional one-year mandatory holding period after vesting.

Summary of Other Major Program Elements

Other significant elements of our compensation program that continue to reinforce stockholder alignment, our long-term pay-for-performance objectives, and what the Compensation Committee considers best practices include the following:

•

an independent Compensation Committee makes the compensation decisions for our named executive officers and the Committee engages an independent compensation consultant to assist in making such decisions;

•

we require that a majority of pay be at-risk, and therefore, 84% of target total pay is at risk for our Chief Executive Officer, and 70% of target total pay is at-risk on average for our other named executive officers;

•

we require that a majority of pay be tied to long-term performance, and therefore, 68% of total pay is in long-term incentives for our Chief Executive Officer, and 54% of total pay is in long-term incentives on average for our other named executive officers;

•	we have put in place robust stock ownership guidelines for executives;

•	we prohibit hedging and pledging of our stock;

•	we have a clawback policy designed to recoup excess compensation paid to executive officers in the event of an accounting restatement;

•	we have adopted a mandatory holding requirement after vesting for certain equity awards granted to our executive officers;

•	equity grant administration procedures are in place to ensure that awards comply with legal, regulatory, and accounting requirements;

•	the Compensation Committee conducts an annual risk assessment of our compensation program to confirm that the program does not encourage excessive risk-taking;

•	our equity awards require a double-trigger in order for vesting to be accelerated in the event of a change in control;

•	our executive severance arrangements do not provide for excise tax gross-ups; and

•	we do not provide excessive perquisite or benefit programs nor do we offer supplemental retirement plans.

Results of 2015 Advisory Vote on Executive Compensation—Say-on-Pay

At our annual meeting of stockholders held on July 30, 2015, approximately 97% of votes cast by stockholders approved the advisory resolution on our executive compensation, while only approximately 2.6% of the votes were cast against, with the remainder abstaining. The Compensation Committee considered this a high approval rate by the stockholders in establishing the compensation programs for fiscal year 2016, and will continue to consider the outcome of future non-binding advisory stockholder votes on executive compensation in its determinations regarding executive compensation.

Accordingly, we determined that significant changes to our executive compensation programs were not warranted, and therefore, our compensation philosophy for fiscal year 2017 remained consistent with the prior fiscal year. However, as noted previously and on page 27 of this Compensation Discussion and Analysis, the Compensation Committee reviewed the structure of the compensation program for fiscal year 2017, and made certain changes in connection with the transition of executive leadership. At our 2016 Annual Meeting, stockholders will have the opportunity to cast an advisory say-on-pay vote regarding the compensation of our named executive officers as discussed further in Proposal No. 3 beginning on page 43.

Executive Compensation Policy

We generally base our executive compensation program on the same objectives that guide us in establishing compensation programs for all our employees:

•

Compensation should align the interests of higher-level employees, including executives, with the long-term interests of our stockholders through award opportunities that result in ownership of our common stock. While our key employees receive a mix of both annual and longer-term incentives, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because these employees are in a position to have greater influence on longer-term results.

•

Compensation should reward teamwork. Because our success depends on our ability to optimize our worldwide business, our compensation programs emphasize our total results rather than individual geographic or product line results.

•

Compensation should be based on the level of job responsibility, as well as individual and corporate performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to corporate performance and stockholder returns because they are more able to affect corporate results.

•

Compensation should reflect the value of the job in the marketplace. To attract and retain a skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

•

To be effective motivation, performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay through contributing to our achievement of our strategic and operational goals.

•

The programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, although the overall structure of compensation and benefit programs should be broadly similar across the organization.

Determination of Compensation

The Compensation Committee reviews and approves each named executive officer’s base pay, bonus, and equity incentive compensation annually, with the guidance of the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. The Compensation Committee takes into account a number of factors to determine the compensation for the named executive officers and to ensure that our executive compensation program is achieving its objectives. Among those are:

•

Assessment of Corporate Performance. The Compensation Committee uses corporate performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers our performance within our industry using various measures, including, but not limited to, sales growth, profitability, balance sheet management, and total stockholder return. Second, as we describe in more detail below, the Compensation Committee has established specific corporate performance measures that determine the size of payments under our Management Incentive Plan.

•

Assessment of Individual Performance. Individual performance affects the compensation of our employees, including the other named executive officers. The Compensation Committee has adopted a formal evaluation process for our CEO. Each member of our Board provides a written, subjective evaluation of our CEO, on an anonymous basis, covering a broad range of criteria. The evaluations are collected and summarized by Frederic W. Cook & Co., Inc., and the Compensation Committee considers them in setting the CEO’s compensation. For each other named executive officer, the Compensation Committee receives a recommendation from the CEO and also exercises its judgment based on the Committee’s interactions with the executive officer.

•	Benchmarking. The Compensation Committee benchmarked our compensation programs in fiscal year 2016 with a peer group consisting of the companies listed below, which are broadly similar with respect to industry and size, as measured by revenues (peers range from $1.1 billion to $6.1 billion, with a median of $2.7 billion), market capitalization (peers range from $495 million to $10.3 billion, with a median of $3.3 billion), and the number of employees (peers range from 3,034 to 22,900, with a median of 10,600). At the time of the study, EnerSys’ revenues were $2.5 billion, market capitalization was $2.7 billion, and total employees were 9,500.

Actuant Corporation	General Cable Corporation
Acuity Brands, Inc.	GrafTech International Ltd.
A.O. Smith Corporation	Hubbell Incorporated
AVX Corporation	IDEX Corporation
The Babcock & Wilcox Company	Pall Corporation
Belden Inc.	Regal-Beloit Corporation
Brady Corp.	SPX Corporation
Carlisle Companies Incorporated	Valmont Industries, Inc.
Crane Co.	Watt Water Technologies, Inc.
Flowserve Corporation	Woodward Governor Company

For fiscal year 2017, the Compensation Committee benchmarked our compensation programs with a peer group consisting of the following companies, which are broadly similar with respect to industry and size, as measured by (peers range from $1.1 billion to $5.3 billion, with a median of $2.5 billion), market capitalization (peers range from $573 million to $8.8 billion, with a median of $2.8 billion), and number of employees (peers range from 4,515 to 24,100, with a median of 10,400). At the time of the study, EnerSys’ revenues were $2.3 billion, market capitalization was $2.1 billion, and total employees were 9,500. The Compensation Committee approved the addition of the Barnes Group Inc., Donaldson Company, Inc., and Lincoln Electric Holdings, Inc. and the removal of The Babcock & Wilcox Company, GrafTech International Ltd., Pall Corporation, and SPX Corporation due to either being acquired or splitting into multiple companies.

Actuant Corporation	Flowserve Corporation
Acuity Brands, Inc.	General Cable Corporation
A.O. Smith Corporation	Hubbell Incorporated
AVX Corporation	IDEX Corporation
Barnes Group Inc.	Lincoln Electric Holdings Inc.
Belden Inc.	Regal-Beloit Corporation
Brady Corp.	Valmont Industries, Inc.
Carlisle Companies Incorporated	Watt Water Technologies, Inc.
Crane Co.	Woodward Governor Company
Donaldson Company, Inc.

The Compensation Committee evaluates our compensation program versus that of the peer companies with respect to both individual pay levels as well as the structure of the program. The Compensation Committee uses this data primarily to ensure that our executive compensation program as a whole is competitive. The Compensation Committee targets salaries and target bonuses at the median, and targets long—term incentive compensation at the 75th percentile. The target for each named executive officer’s total compensation package is generally between the median and 75th percentile. The Compensation Committee believes that this competitive positioning for incentive compensation is appropriate in light of our goal setting approach under our annual incentive plan, the fact that our program has a higher portion that is at-risk versus our peer companies, and our desire to place a greater emphasis on long term shareholder value creation. The Compensation Committee believes this compensation structure is at a level consistent with our executive compensation philosophy.

Components of Executive Compensation

Our executive compensation program is comprised of base salary, annual incentive opportunities in the form of cash awards based upon our fiscal year performance, and long-term incentive opportunities in the form of equity-based compensation. As more fully described in the section entitled “Deferred Compensation Plan,” certain of our executives, including the named executive officers, may elect to defer receipt of all or a portion of their cash bonuses. In addition, we generally provide the named executive officers with the same employee benefits as we provide to our other eligible non-unionized U.S. employees, and we also provide limited perquisites and personal benefits, as we describe in the footnotes following the Summary Compensation Table. During the time Mr. Sechrist, who is a U.S. citizen, lived and worked in Europe, he received substantially the same employee benefits as our other named executive officers, except that he received an annual cost of living adjustment, housing allowance, and certain additional amounts to compensate him for working and living in Europe. Mr. Aschke receives substantially the same employee benefits as our other named executive officers, except he receives an annual cost of living adjustment, housing allowance and certain additional amounts to compensate him for working and living in Switzerland. We describe these additional amounts and elements of compensation more completely in the footnotes following the Summary Compensation Table.

We do not cover our named executive officers under any defined benefit pension or supplemental executive retirement plans.

Base Salary

Base salary is the fixed element of our named executive officers’ cash compensation. The Compensation Committee generally considers whether each executive’s base salary should be increased based on individual performance with a view toward ensuring that the base salary is competitive with that of executives in peer companies with comparable roles and responsibilities.

With assistance from the Compensation Committee’s independent compensation consultant, the Compensation Committee annually sets the base salary of our named executive officers. The Compensation Committee solicits the CEO’s recommendation with respect to the base salaries of our named executive officers, other than the CEO.

For fiscal year 2016, the Compensation Committee considered the aforementioned factors and current performance, success and achievements of the business, as well as the recommendations of its independent compensation consultant, and determined that it was appropriate to increase the base salaries for Mr. Craig and the other named executive officers.

The base salaries of Mr. Craig and each of the other named executive officers for fiscal years 2015 and 2016 are shown in the chart below. As we note, several of the named executive officers received base salary increases in connection with their change in responsibilities starting fiscal year 2016.

Name	2016	2015	% Change
John D. Craig	$1,000,000	$990,000	1%
Michael J. Schmidtlein	$475,000	$433,000	10%
Holger P. Aschke(1)	$343,662	$274,930	25%
Todd M. Sechrist(2)	$475,000	$400,000	19%
David M. Shaffer	$490,000	$460,000	7%
Richard W. Zuidema(3)	$520,000	$495,000	6%

(1)	Mr. Aschke’s salary was increased effective January 1, 2016, in connection with his appointment as President—EMEA.
(2)	Mr. Sechrist’s salary was increased effective January 1, 2016, in connection with his appointment as Executive Vice President.
(3)	Mr. Zuidema retired from EnerSys on December 31, 2015.

Management Incentive Plan

Under our Management Incentive Plan, which we refer to as the “MIP,” our executives and key management personnel, including the named executive officers, may receive an annual cash bonus upon satisfaction of annual financial targets, which the Compensation Committee establishes at the beginning of each year. Consistent with our compensation policy, individuals with greater job responsibilities have a greater portion of their total cash compensation tied to our corporate performance through the MIP.

Under the MIP, each participant has threshold, target, and maximum potential cash bonus payouts, which the Compensation Committee establishes at the beginning of each fiscal year. The Compensation Committee bases the potential payments on each participant’s job responsibilities and position within our organization. The potential payouts are stated as a percentage of base salary. In establishing the targets, the Committee gives significant consideration to our prior year’s performance. Satisfactory individual performance is a condition to payment, and, at the end of each fiscal year, the Committee can, at its discretion, increase or decrease an individual’s payout under the MIP.

The Compensation Committee selected adjusted net income and primary working capital percentage as the performance metrics in the MIP since they encourage participants to focus on improving both our net earnings and balance sheet strength, respectively. The Committee believes these to be effective motivators because they can be readily tracked and are easily understandable by the MIP participants.

Each year, the Committee reviews overall financial performance and adjusts for items that are not reflective of normal operating performance for that year. These adjustments are items that the Committee believes are fair to both participants and stockholders, encourage appropriate actions that foster the long-term health of the business, and are consistent with the objectives underlying our predetermined performance goals. There are certain automatic adjustments such as expenses related to merger and acquisition activity, the impact of restructuring programs, unplanned legal settlements, and the effects of foreign currency fluctuations. The Committee also reserves the right to exercise its judgment outside of this predetermined list of adjustments but did not do so for fiscal year 2016.

Fiscal Year 2016 MIP Targets and Payout

The Compensation Committee considered the following when establishing the potential awards for fiscal year 2016:

•	Bonus Targets. For our named executive officers, the threshold, target, and maximum bonus targets for fiscal year 2016 were 15%, 100%, and 200% of base salary, respectively.

•

Company Performance Measures. For all participants in the MIP, including our named executive officers, the Compensation Committee established fiscal year 2016 performance measures based 85% on adjusted net income and 15% on primary working capital percentage, which we define as a monthly average of trade accounts receivable, plus inventories, minus trade accounts payable with the net amount divided by an annualized trailing three month net sales. The adjusted net income performance goal for fiscal year 2016 was established at a higher level than our fiscal year 2015 actual adjusted net income results. The Compensation Committee believes it set the threshold, target, and maximum performance measures for fiscal year 2016 such that the performance goals were aggressive and, therefore, were reasonably difficult to attain.

Measurement	Threshold	Target	Maximum
Adjusted Net Income ($ millions)	$208.0	$222.0	$231.0
Primary Working Capital Percentage	27.0%	26.5%	26.0%

Based upon the achievement of adjusted net income of $178 million and 26.0% primary working capital percentage for MIP purposes, for fiscal year 2016, Messrs. Schmidtlein, Sechrist, and Shaffer achieved 30% of their targeted bonus amount under the MIP. Adjusted net income performance was below the threshold goal level and, therefore, there was no payout of that portion of the MIP for fiscal year 2016. Primary working capital percentage performance was achieved at the maximum goal level, which resulted in this 30% payout of target. In light of their respective retirements, the Committee did not award amounts under the MIP for fiscal year 2016 to Messrs. Craig and Zuidema. Mr. Aschke was not an executive officer until January 1, 2016, and therefore, received a payout equal to 30% of target for the portion of the year in which he served as an executive officer (like the other named executive officers), and 43% of target for the portion of the year in which he served as a non-executive, which was the payout for non-executive participants under the MIP. For non-executive participants, adjusted net income achievement was $208 million and primary working capital percentage achievement was 26.0%, which excludes certain business unit performance results deemed outside the scope of such participants’ responsibilities. We set forth the amounts paid to our named executive officers for fiscal year 2016 performance under the MIP in the Summary Compensation Table.

Long-Term Equity Incentive Compensation

The Compensation Committee has the ability to make various types of equity awards as long-term incentive compensation to our named executive officers under the 2010 EIP.

For fiscal year 2016, the Committee granted 75% of the long-term grant value awarded to the named executive officers (other than Mr. Aschke, whose awards we describe below) in the form of performance market share units (“Performance MSUs”) and the remaining 25% in the form of nonqualified stock options. A Performance MSU award is a grant of stock units that a participant may earn based on the total stockholder return of our stock over a three-year period. Each Performance MSU award provides that the participant may, at the end of the three-year performance cycle, receive shares of our common stock ranging from 0% to 200% of the number of market share units granted depending on the total stockholder return of our common stock over the three-year performance period. These Performance MSUs are subject to a mandatory holding requirement of one year after the vesting period of the Performance MSUs for each named executive officer. Therefore, if the Performance MSUs are earned and vested after three years, the shares earned must still be held for an additional one year before they can be sold. The Committee approved such a change because it believes that such a feature increases the alignment of interests between stockholders and executives, and also serves as a compensation-risk mitigator. Total stockholder return is calculated based on stock price appreciation/depreciation plus reinvested dividends, during the performance period, where the starting and ending stock prices are calculated based on the 90-calendar day period immediately preceding the beginning and end of the performance period, respectively. The performance schedule is shown below, where results between the thresholds are interpolated on a straight-line basis. If total stockholder return goes up, the result is an increase in the shares earned, up to the earnout cap. Conversely, if total stockholder return declines, the result is a decrease in the shares earned at a likely decreased stock price.

Total Stockholder Return	Payout Factor
+100%	200%
+25%	100%
+0%	75%
-25%	50%
<-25%	0%

Stock options align employee incentives with stockholders because options have value only if the stock price increases over time. The nonqualified stock options that the Compensation Committee approved for fiscal year 2016 each have a ten-year term and vest one-third each year over three years. The options, which we granted at our common stock’s closing price on the date of grant, encourage participants to focus on long-term performance and growth.

Accordingly, on March 5, 2015, the Compensation Committee approved the fiscal year 2016 equity awards, which we granted on May 12, 2015. As we previously described, the Compensation Committee’s overall objective was to set the combined grant values of the stock options, Performance MSUs for each executive’s award based on a level that was relative to the value of our peer group’s long-term incentive grants.

At the time of the fiscal year 2016 equity award grants, Mr. Aschke was not an executive officer and therefore was granted an equity award in the same manner as other vice president-level executives in the form of Performance MSUs (under the terms as described above) and restricted stock units that vest one-fourth each year over four years.

The fiscal year 2016 equity awards to each of the named executive officers were as follows:

Name	Number of Stock Options(1)	Number of Performance Market Share Units(2)	Number of Restricted Stock Units(3)	Total Value(4)
John D. Craig	49,834	52,553	0	$4,200,000
Michael J. Schmidtlein	15,662	16,517	0	$1,320,000
Holger P. Aschke	0	4,250	1,241	$339,650
Todd M. Sechrist	10,382	10,948	0	$875,000
David M. Shaffer	15,662	16,517	0	$1,320,000
Richard W. Zuidema	15,662	16,517	0	$1,320,000

(1)	The value of each stock option was $21.07. We determined the total value of each stock option using a Black-Scholes valuation model.
(2)	The value of each Performance MSU on the date of grant was $59.94. We determined the total value of each Performance MSU award as of the date of grant using a Monte Carlo Simulation.
(3)	The value of each Restricted Stock Unit was $68.40, the closing price on May 12, 2015, the date of grant.
(4)	The total value is the sum of the value of the stock options, restricted stock units and the Performance MSUs determined as of May 12, 2015, the date of grant.

These awards are subject to the clawback policy adopted by the Board of Directors, which is discussed in more detail on page 29.

Fiscal Year 2017 Compensation Actions

As mentioned previously, David M. Shaffer was appointed President and Chief Executive Officer effective April 1, 2016. In connection with his promotion, Mr. Shaffer’s base salary was increased to $800,000, his target annual bonus opportunity was set at 100% of salary, and his annual equity grant value for fiscal year 2017 was $3,400,000. Mr. Shaffer is an at-will employee and does not have an employment contract. Mr. Shaffer is entitled to receive severance benefits in the event that he is terminated following a change in control. Details about the Company’s change-in-control severance benefits begin on page 37.

In addition, for fiscal year 2017, the Committee conducted a comprehensive review of the long-term incentive program, and made changes that coincided with the transition in executive leadership. The fiscal year 2017 equity grants were in the form of 50% performance share units earned based on EnerSys’ relative TSR versus the S&P Small Cap 600 Industrial Index, 25% time-vested restricted stock units that vest in equal annual increments over four years, and 25% stock options that vest in equal annual increments over three years with a 10-year term to exercise.

Deferred Compensation Plan

On May 1, 2008, the Compensation Committee adopted the EnerSys Voluntary Deferred Compensation Plan for Executives, which we refer to as the “Deferred Compensation Plan,” under which participants who are among a select group of management and highly compensated employees may elect to defer receipt of all or a portion of their cash bonus. Under the Deferred Compensation Plan, as amended, each participant must make an irrevocable deferral election before the beginning of the fiscal year to which the cash bonus relates or, in the case of “performance-based compensation,” on or before six months before the end of such fiscal year. Participants can elect to receive distributions of their accounts in the Deferred Compensation Plan, either in a lump sum or in installments, (i) upon their termination of employment, (ii) on a specified date, or (iii) upon a change in control.

A participant may elect to allocate the deferred amounts into an investment account and select among various investment options upon which the rate of return of the deferred amounts will be based. The participants’ investment accounts are adjusted periodically to reflect the deemed gains and losses attributable to the deferred amounts. The specific investment options are the same investment options available to our employees under our 401(k) retirement plan. Each participant is always 100% vested in their investment accounts.

Alternatively, participants may elect to allocate the deferred amounts to a stock unit deferral account or a market share unit deferral account. All amounts allocated to the stock unit account or the market share unit account are invested in restricted stock units (“RSUs”) or market share units (“MSUs”), respectively, awarded under our 2010 EIP, as amended. If a participant elects to allocate the deferred amounts to the RSU or MSU account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the RSU or MSU deferral account. The matching contribution will vest over three years from the last date of the fiscal year to which the amounts relate, except that participants will automatically become 100% vested in their matching contribution upon (i) our change in control where the consideration paid is cash, or (ii) upon their death, disability, voluntary termination for “good reason,” or involuntary termination of employment without cause, provided that such event occurs within two years of any type of change in control. All RSUs and MSUs are payable in shares of our common stock.

The Deferred Compensation Plan is a nonqualified deferred compensation plan. As such, the rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Currently, none of our named executive officers participate in the Deferred Compensation Plan.

Employment and Related Agreements

We maintained an employment agreement with Mr. Craig that terminated with his retirement on March 31, 2016. We maintain a Swiss employment contract with Mr. Aschke in connection with his assignment as President—EMEA. We maintain severance agreements with Messrs. Schmidtlein, Sechrist, and Shaffer, which provide for severance benefits upon a change in control.

We describe these agreements under the heading “Employment Agreements.” We describe the termination and change-in-control provisions of these agreements under the heading “Potential Payments Upon Termination or Change-In-Control.”

Employee Benefits

We generally offer all our eligible non-unionized U.S. employees, including the named executive officers, core employee benefits coverage. The benefits include medical and dental coverage, short-term disability insurance, life insurance, and a discount program for our products. All eligible non-unionized U.S. employees, including the named executive officers, may also obtain at their expense, long-term disability insurance coverage, and participate in a 401(k) retirement plan as a means to save for retirement on a tax-advantaged basis. We provide a matching contribution under the 401(k) plan to all eligible participants.

Each of our employees, including the named executive officers, partially bears the cost of certain employee benefits.

Perquisites

We provide limited perquisites and personal benefits to our named executive officers, including a company car and spousal travel benefits to business functions, and club membership dues. In addition, we provided supplemental life and disability insurance for Mr. Craig. Certain amounts were also paid to Mr. Aschke in connection with his assignment in Switzerland, and to Mr. Sechrist for his former assignment living overseas. The Compensation Committee has determined that each of these benefits has a valid business purpose. You can find information about these perquisites in the footnotes to the Summary Compensation Table.

Other Matters

Currency Conversions

At certain times during the fiscal years described in this proxy statement, Messrs. Aschke and Sechrist worked and lived in Switzerland, and we paid certain amounts to them in Swiss francs. For purposes of this proxy statement, we have converted the amounts of compensation that Messrs. Aschke and Sechrist received in Swiss francs to U.S. dollars, using the exchange rate as of the end of the applicable fiscal year.

Clawback Policy

In June 2014, our Board of Directors, upon the recommendation of the Compensation Committee, adopted a clawback policy applicable to all of our executive officers subject to Section 16 of the Securities Exchange of 1934, including our named executive officers. Pursuant to this policy, in the event of any restatement of our financial statements, our Board of Directors, or an appropriate committee designated by our Board of Directors, may require reimbursement or forfeiture of any excess payment from any cash or equity-based compensation awarded to or realized by, such executive officer following the adoption of, and subject to, this policy in the event that (i) our financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements under the federal securities laws (other than a restatement due to a change in financial accounting rules), (ii) as a result of such restatement, a performance measure or specified performance target which was a material factor in determining the amount of such bonus, incentive or equity compensation previously earned by such officer is restated, and (iii) our Board of Directors, or an appropriate committee of the Board, determines, in its discretion, that a lower amount of bonus, incentive or equity compensation would have been paid to such officer based upon the restated financial results, as well as consider additional factors.

Policy on Granting Equity Awards

We have a written policy on granting equity awards. The policy provides the authority and the procedure for granting awards. The Compensation Committee has the authority to make all equity awards to employees of the Company. In addition, within certain limitations, the Compensation Committee may delegate authority to our CEO to make awards to employees below the named executive officer level.

Our policy requires that the exercise price of stock options is always no less than the closing price of our stock on the grant date. Subject to applicable local law, the grant date for equity awards to all eligible participants, including our named executive officers, is on the first business day after the grant approval date that our stock trading window is open and that is not otherwise within our stock trading blackout policy. These procedures provide assurance that the grant dates are not being manipulated to result in an exercise price that is favorable to us or our employees.

Hedging and Pledging Prohibition

We do not permit our employees to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

Tax Deductibility of Executive Compensation

We intend and generally seek to maximize deductibility for tax purposes of all elements of compensation. In consultation with its independent compensation consultant, the Compensation Committee reviews compensation arrangements in light of applicable tax provisions, including Code Sections 162(m) and 280G. The Compensation Committee intends for the equity awards and annual bonus payments that we make to the named executive officers to be deductible as performance-based compensation under Code Section 162(m). The Compensation Committee may approve compensation or compensation arrangements that do not qualify for maximum deductibility when the Compensation Committee deems it to be in the best interest of the Company and its stockholders.

Stock Ownership Guidelines

The Compensation Committee has adopted stock ownership guidelines for both executives and non-employee directors. We intend that the guidelines align the interests of our executives and non-employee directors with those of the stockholders and ensure that the executives and directors responsible for overseeing operations have an ongoing financial stake in our success. We describe the stock ownership guidelines for our non-employee directors under “Director Compensation.” The stock ownership guidelines provide that we expect our CEO to attain and maintain an investment level in stock equal to six times his annual base salary. We expect the other named executive officers to attain and maintain an investment level equal to three times their annual base salary. We expect that each individual attain such investment levels five years from the date a specified ownership level commences. If an executive is promoted and as a result has a higher guideline, an additional three years would be provided to reach such higher level. If the guidelines are not met within the required time frame, the Compensation Committee, at its discretion, may require an executive to hold 100% of the after-tax profit shares acquired through the compensation program until the guideline is met. The Compensation Committee evaluates the ownership levels on an annual basis. All of our named executive officers have achieved, or are on target to achieve, their respective investment level set forth in the guidelines. As mentioned previously, the named executive officers are further subject to a holding requirement after vesting on the Performance MSUs granted in fiscal year 2016, and Performance Share Units granted for fiscal year 2017. Such holding requirement after vesting is mandatory and in accordance with the terms of the underlying grant agreement.

Review of Compensation Policies and Practices in Relation to Risk

During fiscal year 2016, we and the Compensation Committee, with the assistance of the compensation consultant, conducted a review of our compensation policies and practices to ensure that they do not motivate imprudent risk taking. Included in the review were all of our cash and equity-based incentive plans, including those below the executive level, as well as other compensation-related policies and practices including stock ownership guidelines, mandatory equity holding requirement, insider trading prohibitions, clawback policies, and independent oversight by the Compensation Committee.

We evaluated these compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model and they were designed to encourage behaviors aligned with the long-term interests of our stockholders. Thus, we considered our growth and return performance, volatility and leverage, and compared them to the performance metrics, leverage, and time horizon of our compensation policies and practices. We also considered the mix of compensation, such as the balance between fixed and variable pay, cash and equity, performance goals on a corporate, business unit, and individual level, financial and non-financial metrics, and determinations based upon formulas and discretion. Based on this assessment, we have concluded that we have a balanced pay and performance program and do not promote excessive risk taking.

COMPENSATION COMMITTEE REPORT

The Compensation Committee evaluates and establishes compensation for our named executive officers and oversees our equity incentive plan, the MIP, and our benefit and perquisite programs. Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 18 to 30. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, for filing with the Securities and Exchange Commission.

Compensation Committee

John F. Lehman, Chairperson

Dennis S. Marlo

Joseph C. Muscari

Paul J. Tufano

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned in fiscal years 2014, 2015, and 2016, by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers. We collectively refer to these individuals as the “named executive officers.” We did not maintain any defined benefit pension arrangements and none of our named executive officers deferred or accrued amounts under the Deferred Compensation Plan for Executives for fiscal years 2014, 2015, or 2016; accordingly, we have omitted the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column from the table.

Name and Principal Position	Year	Salary		Stock Awards(1)		Option Awards(1)		Non-Equity Incentive Plan Compensation(2)		All Other Compensation			Total

John D. Craig Chairman and Chief Executive Officer	2016 2015 2014	$ $ $	1,000,000 990,000 960,000	$ $ $	3,150,000 2,906,252 3,875,000	$ $ $	1,050,000 968,748 0	$ $ $	0 504,900 1,552,680	$ $ $	91,696 87,780 87,121	(3)	$ $ $	5,291,696 5,457,680 6,474,801

Michael J. Schmidtlein Executive Vice President and Chief Financial Officer	2016 2015 2014	$ $ $	475,000 433,000 420,000	$ $ $	990,000 656,260 800,000	$ $ $	330,000 218,740 0	$ $ $	99,750 154,581 475,508	$ $ $	52,612 32,831 27,256	(4)	$ $ $	1,947,362 1,495,412 1,722,764

Holger P. Aschke President – EMEA	2016		$292,113		$339,650		$0		$51,292		$154,872	(5)		$837,927

Todd M. Sechrist Executive Vice President	2016 2015 2014	$ $ $	445,000 392,417 375,000	$ $ $	656,250 506,240 675,000	$ $ $	218,750 168,760 0	$ $ $	93,451 140,093 424,561	$ $ $	178,517 128,127 30,708	(6)	$ $ $	1,591,968 1,335,637 1,505,269

David M. Shaffer President and Chief Operating Officer	2016 2015 2014	$ $ $	490,000 417,417 375,000	$ $ $	990,000 506,240 675,000	$ $ $	330,000 168,760 0	$ $ $	102,900 149,018 424,561	$ $ $	108,319 213,449 231,793	(7)	$ $ $	2,021,219 1,454,884 1,706,354

Richard W. Zuidema(8) Former Executive Vice President and Secretary	2016 2015 2014	$ $ $	390,000 495,000 480,000	$ $ $	990,000 918,744 1,025,000	$ $ $	330,000 306,256 0	$ $ $	0 176,715 543,438	$ $ $	145,963 46,729 35,867	(9)	$ $ $	1,855,963 1,943,444 2,084,305

(1)	We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See the “Stock-Based Compensation” Note to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended March 31, 2014, March 31, 2015, and March 31, 2016, for the assumptions made in calculating these amounts.
(2)	Represents annual incentive amounts paid to the named individuals under the MIP. We discuss the MIP in further detail in the section entitled “Management Incentive Plan.”
(3)	Consists of our 401(k) plan matching contributions in the amount of $11,417; life and disability insurance premiums in the amount of $38,237; personal use of company-provided automobile in the amount of $17,726; spousal/family travel expenses of $14,338; club membership dues and other expenses in the amount of $9,978.
(4)	Consists of our 401(k) plan matching contributions in the amount of $13,775; personal use of company-provided automobile in the amount of $14,674; spousal/family travel expenses in the amount of $23,713; airline membership dues and other expenses in the amount of $450.
(5)	Consists of contributions in the amount of $24,803 that are required by Swiss law as employer contributions under the Swiss occupational pension scheme; housing allowance of $58,901; cost of living adjustment in the amount of $44,598; personal use of company-provided automobile in the amount of $21,030; and tax advisory services in the amount of $5,540. All amounts in Swiss francs have been converted to U.S. dollars at $1.0414 per Swiss franc.
(6)	Consists of our 401(k) matching contributions in the amount of $13,188; housing allowance in the amount of $56,715; cost of living adjustment in the amount of $33,411; personal use of company-provided automobile in the amount of $10,812; spousal/family travel expenses in the amount of $36,365; tax advisory services in the amount of $10,950; relocation services in the amount of $16,430; and other expenses in the amount of $646. All amounts in Swiss francs have been converted to U.S. dollars at $1.0414 per Swiss franc.
(7)	Consists of our 401(k) plan matching contributions in the amount of $13,625; relocation expenses in the amount of $40,068; personal use of the company-provided automobile in the amount of $10,983; spousal/family travel expenses in the amount of $30,768; tax advisory services in the amount of $12,475; and other expenses in the amount of $400.
(8)	Mr. Zuidema retired from the Company on December 31, 2015.
(9)	Consists of our 401(k) plan matching contributions in the amount of $7,063; personal use of company-provided automobile in the amount of $16,839; payments under his consulting agreement in the amount of $105,000; spousal/family travel expenses in the amount of $15,512; and other expenses in the amount of $1,549.

Employment Agreements

Employment Agreement with Mr. Craig

We entered into an employment agreement with Mr. Craig on November 9, 2000, as amended effective November 1, 2014. Mr. Craig’s employment agreement is for a three-year term that is automatically extended on a daily basis to continue for three years from the date of such extension. Mr. Craig’s employment agreement terminated March 31, 2016 upon his retirement.

Mr. Craig’s employment agreement provided that he may not compete with our business or solicit any of our customers or employees for three years following termination of his employment.

Severance Letter Agreement with Mr. Schmidtlein

We entered into a severance letter agreement with Mr. Schmidtlein on May 26, 2011, as amended effective June 7, 2013, which provides for severance benefits upon his termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. Mr. Schmidtlein’s severance letter agreement also provides that he may not compete with our business or solicit any of our customers or employees for one year following his termination of employment for any reason. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the severance letter agreement with Mr. Schmidtlein to provide certain payments to him upon his termination of employment in connection with a change in control.

Severance Letter Agreements with Messrs. Sechrist and Shaffer

Effective June 7, 2013, we entered into a severance letter agreement with each of Messrs. Sechrist and Shaffer, which provides for severance benefits upon the executive’s termination of employment in connection with a change in control. Each severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. Each severance letter agreement also provides that the executive may not compete with our business or solicit any of our customers or employees for one year following his termination of employment for any reason. Mr. Sechrist’s severance letter agreement supersedes the severance provisions set forth in his letter agreement described below. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the applicable severance letter agreement with Messrs. Sechrist and Shaffer to provide certain payments to each executive upon his termination of employment in connection with a change in control.

Letter Agreement and Employment Contract with Mr. Sechrist

We entered into a letter agreement and an employment contract with Mr. Sechrist, both effective November 1, 2014, in connection with his international assignment. The letter agreement sets forth the terms of employment and the employment contract provides additional provisions required by Swiss law. The letter agreement is effective during the term of Mr. Sechrist’s international assignment, which is no longer than three years, or October 31, 2017. Either party can terminate the agreement at any time, subject to the statutory notice requirement applicable to employers in Switzerland, and generally provides that Mr. Sechrist may not compete with our business or solicit any of our employees for at least one year following termination of his employment.

Under his letter agreement, Mr. Sechrist is entitled to:

•	a car allowance;

•	reimbursement for certain expenses that Mr. Sechrist incurs as a result of being located outside of the United States;

•	air travel to and from the United States for Mr. Sechrist and his spouse and child;

•	tax preparation and consulting services;

•	a housing allowance; and

•	certain cost of living adjustments.

As a result of Mr. Sechrist’s appointment to Executive Vice President effective January 2016, his letter agreement and employment contract in connection with his international assignment were terminated on December 31, 2015, except for those provisions pertaining to taxes during his international assignment and other post-term benefits.

Employment Agreement with Mr. Aschke

We entered into an employment agreement with Mr. Aschke, effective December 21, 2015, in connection with his assignment in Switzerland. The employment agreement sets forth the terms of employment and provides provisions required by Swiss law. Either party can terminate the agreement at any time, subject to the statutory notice requirement applicable to employers in Switzerland, and generally provides that Mr. Aschke may not compete with our business or solicit any of our employees for at least one year following termination of his employment.

Under his employment agreement, Mr. Aschke is entitled to:

•	a car allowance;

•	reimbursement for certain expenses that Mr. Aschke incurs as a result of being located in Switzerland;

•	a housing allowance; and

•	certain cost of living adjustments.

Consulting Agreement with Mr. Zuidema

We entered into a consulting agreement with Mr. Zuidema effective as of January 1, 2016. Mr. Zuidema retired from employment on December 31, 2015. The consulting agreement is for a term of 18 months and provides for a consulting fee of $35,000 per month as well as expense reimbursement (including travel and reasonable entertainment expenses) and office and secretarial support. Mr. Zuidema’s consulting agreement provides that he may not compete with our business or solicit any of our customers or employees for one year following termination of services. See “Potential Payments upon Termination or Change in Control” for information regarding our obligations under the consulting agreement with Mr. Zuidema in the event of a change in control.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2016

	Grant Date	Committee Action Date(1)	Estimated Future Payouts Under Non Equity Incentive Plan Awards(2)						Estimated Future Payouts Under Payouts Under Equity Incentive Plans (#)(3)		All Other Stock Awards: Number of shares of stock or units (#)(4)	All Other Option Awards: Number of securities underlying options (#)(5)	Exercise or Base Price Of Options ($/Sh)	Grant Date Fair Value Of Stock and Option Awards ($)(6)
			Threshold		Target		Maximum		Target	Maximum
John D. Craig			$150,000		$1,000,000		$2,000,000
	5/12/2015	5/5/2015										49,834	$68.40	$1,050,000
	5/12/2015	5/5/2015							52,553	105,106				$3,150,000
Michael J. Schmidtlein			$49,875		$332,500		$665,000
	5/12/2015	5/5/2015										15,662	$68.40	$330,000
	5/12/2015	5/5/2015							16,517	33,034				$99,000
Holger P. Aschke			$20,620	(7)	$137,465	(7)	$274,930	(7)
	5/12/2015	5/5/2015							4,250	8,500				$254,745
	5/12/2015	5/5/2015									1,241			$84,905
Todd M. Sechrist			$46,725		$311,500		$623,000
	5/12/2015	5/5/2015										10,382	$68.40	$218,750
	5/12/2015	5/5/2015							10,948	21,896				$656,250
David M. Shaffer			$51,450		$343,000		$686,000
	5/12/2015	5/5/2015										15,662	$68.40	$330,000
	5/12/2015	5/5/2015							16,517	33,034				$99,000
Richard W. Zuidema			$40,950		$273,000		$546,000
	5/12/2015	5/5/2015										15,662	$68.40	$330,000
	5/12/2015	5/5/2015							16,517	33,034				$99,000

(1)	We made all equity awards to the named executive officers in fiscal year 2015 in accordance with our policy on granting equity awards, which we describe beginning on page 29.
(2)	The amounts shown in the columns are the threshold, target, and stretch goal (maximum) potential amounts that were payable for fiscal year 2016 under the MIP. No amounts were payable if threshold performance was not achieved for at least one performance goal. See the Summary Compensation Table for a discussion of the amounts actually earned under the MIP.
(3)	Reflects the target and maximum number of Performance MSUs that are payable as long-term incentive compensation. We describe these awards in the section entitled “Long-Term Incentive Compensation.”
(4)	Reflects the number of stock options awarded as long-term incentive compensation. We describe these awards in the section entitled “Long-Term Incentive Compensation.”
(5)	Reflects the number of RSUs awarded as long-term incentive compensation. We describe this award in the section entitled “Long-Term Incentive Compensation.”
(6)	We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See “Note 16. Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, for the assumptions made in calculating these amounts.
(7)	All amounts in Swiss francs have been converted to U.S. dollars at $1.0414 per Swiss franc.

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2016

The following table sets forth the outstanding equity awards held by our named executive officers at the end of the 2016 fiscal year.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price ($ per share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Vested	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John D. Craig	12,353	24,707	(1)	0	$69.85	05/12/2024
	0	49,834	(2)	0	$68.40	05/12/2025
											61,491	(3)		$3,871,702	(4)
											42,232	(5)		$1,210,246	(6)
											53,189	(7)		$1,604,538	(8)

Michael J. Schmidtlein	2,789	5,579	(1)	0	$69.85	05/12/2024
	0	15,662	(2)	0	$68.40	05/12/2025

											12,695	(3)		$799,317	(4)
											9,536	(5)		$273,280	(6)
											16,716	(7)		$504,294	(8)

Holger P. Aschke							508	(9)	$28,290	(13)
							970	(10)	$54,050	(13)
							1,032	(11)	$57,476	(13)
							1,256	(12)	$69,985	(13)
											4,463	(3)		$248,686	(4)
											4,093	(5)		$228,078	(6)
											4,301	(7)		$239,675	(8)

Todd M. Sechrist	2,152	4,304	(1)	0	$69.85	05/12/2024
	0	10,382	(2)	0	$68.40	05/12/2025

											10,712	(3)		$674,436	(4)
											7,357	(5)		$210,818	(6)
											11,080	(7)		$334,262	(8)

David M. Shaffer	2,152	4,304	(1)	0	$69.85	05/12/2024
	0	15,662	(2)	0	$68.40	05/12/2025

											10,712	(3)		$674,436	(4)
											7,357	(5)		$210,818	(6)
											16,717	(7)		$504,294	(8)

(1)	One-third vested on each of May 12, 2015 and May 12, 2016. One-third are scheduled to vest on May 12, 2017.
(2)	One-third vested on May 12, 2016. One-third are scheduled to vest on each of May 12, 2017, and May 12, 2018.
(3)	One-hundred percent vested on May 31, 2016. Includes additional shares attributable to accumulated dividend equivalents with respect to unvested market share units.
(4)	Reflects market share units granted on May 31, 2013, valued based on stock price performance calculated using the average of the closing share prices of our common stock during the 90-day period immediately preceding the date of grant and March 31, 2016, and the resulting shares valued based upon the closing price of our common stock of $55.72 on March 31, 2016, the last trading day of the fiscal year. Includes the value of accumulated dividend equivalents with respect to unvested market share units. The market share units vested on May 31, 2016, which is the end of the three-year period following the date of grant. Accordingly, because the number of shares earned and paid upon vesting is based upon the stock price at vesting, the value of such market share units may increase or decrease from the amounts shown above. For more information regarding market share units, see “Executive Compensation—Determination of Compensation—Components of Executive Compensation—Long-Term Equity Incentive Compensation.”
(5)	One-hundred percent are scheduled to vest on May 12, 2017. Includes additional shares attributable to accumulated dividend equivalents with respect to unvested market share units.
(6)

Reflects market share units granted on May 12, 2014, valued based on stock price performance calculated using the average of the closing share price of our common stock during the 90-day period immediately preceding the date of grant and March 31, 2014, and the resulting shares valued based on the closing price of our common stock of $55.72 on March 31, 2016, the last trading day of the fiscal year. Includes the value of accumulated dividend equivalents with respect to unvested market share units. The market share units are scheduled to vest May 12, 2017, at the end of the three-year period following the date of grant.

Accordingly, because the number of shares earned and paid upon vesting is based upon the stock price at vesting, the value of such market share units may increase or decrease from the amounts shown above. For more information regarding market share units, see “Executive Compensation—Determination of Compensation—Components of Executive Compensation—Long-Term Equity Incentive Compensation.”
(7)	One-hundred percent are scheduled to vest on May 12, 2018. Includes additional shares attributable to accumulated dividend equivalents with respect to unvested market share units.
(8)	Reflects market share units granted on May 12, 2015, valued based on stock price performance calculated using the average of the closing share price of our common stock during the 90-day period immediately preceding the date of grant and March 31, 2016, and the resulting shares valued based on the closing price of our common stock of $55.72 on March 31, 2016, the last trading day of the fiscal year. Includes the value of accumulated dividend equivalents with respect to unvested market share units. The market share units are scheduled to vest May 12, 2018, at the end of the three-year period following the date of grant. Accordingly, because the number of shares earned and paid upon vesting is based upon the stock price at vesting, the value of such market share units may increase or decrease from the amounts shown above. For more information regarding market share units, see “Executive Compensation—Determination of Compensation—Components of Executive Compensation—Long-Term Equity Incentive Compensation.”
(9)	One-fourth vested on each of May 14, 2013, May 14, 2014, May 14, 2015, and May 14, 2016.
(10)	One-fourth vested on each of May 31, 2014, May 31, 2015, and May 31, 2016. One fourth are scheduled to vest on May 31, 2017.
(11)	One-fourth vested on each of May 12, 2015 and May 12, 2016. One-fourth are scheduled to vest on each of May 12, 2017 and May 12, 2018.
(12)	One-fourth vests on of May 12, 2016. One-fourth are scheduled to vest on each of May 12, 2017, May 12, 2018, and May 12, 2019.
(13)	Reflects the value of restricted stock units based on the closing price of our common stock of $55.72 on March 31, 2016, the last trading date of the year.

OPTIONS EXERCISED AND STOCK VESTED DURING FISCAL YEAR 2016

The following table sets forth the number of shares acquired upon exercising options and the vesting of stock awards by our named executive officers during fiscal year 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)

John D. Craig	0	$0	185,396	$12,686,629

Michael J. Schmidtlein	0	$0	35,643	$2,439,053

Holger P. Aschke	0	$0	10,573	$722,758

Todd M. Sechrist	0	$0	29,903	$2,046,253

David M. Shaffer	0	$0	29,903	$2,046,253

Richard W. Zuidema	0	$0	45,213	$3,093,950

(1)	Values are calculated as the product of (a) the number of shares of our common stock underlying the RSUs and the MSUs, as applicable, that vested and (b) the closing price of our common stock on the last trading day prior to the day to vesting. For vesting that occurred on May 14, 2015, the applicable closing price was $68.43. For shares that vested on May 16, 2015, the applicable closing price was $69.27. For shares that vested on May 31, 2015, the applicable closing price was $66.64.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As we describe above, each of Messrs. Craig, Schmidtlein, Sechrist, and Shaffer have entered into employment or severance agreements with us. Mr. Zuidema has entered into a consulting agreement with us. Under the conditions described below, each of these agreements provides for certain payments upon a termination of employment or change of control. We describe these payments below. Mr. Aschke was not a party to a severance agreement with us as of March 31, 2016.

Messrs. Schmidtlein, Sechrist, and Shaffer

If we were to terminate the employment of Messrs. Schmidtlein, Sechrist, or Shaffer without cause, as defined below, or if such executive were to resign for good reason, as defined below, during the six month period prior to a change in control (and the termination was in connection with the change in control) or during the 24-month period after a change in control, we would be obligated to pay to the terminating executive the following:

•	a lump sum cash payment equal to the executive’s base salary then in effect;

•

for a period of one year, payment of COBRA premiums in excess of the amount the executive would pay, as an active employee, for continued participation in our medical, dental, and vision programs, but such payments will end when the executive becomes eligible to participate in comparable programs of a subsequent employer;

•	full acceleration of vesting of outstanding equity awards; and

•	a pro-rata payment from our annual incentive plan for the fiscal year in which the termination occurs.

“Cause” means, with respect to Messrs. Schmidtlein, Sechrist, and Shaffer, any of the following:

•	breach of fiduciary duty or duty of loyalty to us;

•	willful act of material dishonesty with respect to any material matter involving us;

•	theft or material misuse of our property;

•	failure to conform in any material respect to our code of conduct;

•	excessive absenteeism;

•	conviction of, or plea of guilty or nolo contendere to, a felony or any criminal charge involving moral turpitude or illegal substance abuse;

•	continuing neglect of management duties and responsibilities that has a material adverse effect on us;

•	willful failure to timely report information having a material adverse effect on our business operations to the board or the executive’s direct supervisor; or

•	failure to meet our reasonable and achievable documented performance expectations (other than any such failure resulting from incapacity due to physical or mental illness).

“Good reason” means, with respect to Messrs. Schmidtlein, Sechrist, and Shaffer, any of the following:

•	a 10% or more decrease in the executive’s base salary, other than a company-wide reduction in senior management pay;

•	a material diminution of the executive’s position, duties, or responsibilities of the executive;

•	any permanent reassignment of such executive to a location greater than 50 miles from the location of his primary office, unless such new location is closer to his primary residence; or

•	a material breach of our obligations under the agreement.

Each of Messrs. Schmidtlein, Sechrist, and Shaffer’s severance letter agreements provides that if any amounts payable, when taken together with payments and benefits provided to the executive under any other plans, contracts, or arrangements with us, will be subject to any excise tax imposed under Code Section 4999, then such amounts will be reduced to the extent necessary so that no portion thereof will be subject to the excise tax, but if the executive would receive in the aggregate greater value (as determined under Code Section 280G) on an after-tax basis if the amounts were not subject to such reduction, then no such reduction will be made.

Mr. Craig

Mr. Craig retired on March 31, 2016. In connection with his retirement and pursuant to his employment agreement, we assigned the life insurance policy held on his life to Mr. Craig. The cash surrender value of the policy upon assignment was $642,971. Pursuant to the terms of the outstanding equity award agreements, which provided for full vesting in the event of retirement after the one-year anniversary of the date of grant (including continued service on our board of directors), because Mr. Craig remained on our board of directors through May 12, 2016 (the first anniversary of the date of grant), he fully vested in all equity awards granted in the prior year. The market share unit awards and performance market share unit awards will be settled in accordance with the normal three-year performance period (and any applicable holding requirement).

Mr. Zuidema

If Mr. Zuidema dies or there is a change in control during the term of his consulting agreement, we are obligated to pay him (or his estate) a lump sum cash payment equal to the monthly consulting fee times the remaining number of months in the term of his consulting agreement.

Potential Payments Table

The table below reflects the incremental amount of compensation payable to our named executive officers under various termination and change in control scenarios, other than Mr. Craig whose retirement is described above. The amounts shown below assume that such hypothetical termination or change in control is effective as of March 31, 2016. These amounts do not include benefits earned or vested as of March 31, 2016, or benefits provided under insurance or regular programs available to our salaried employees generally. The actual amounts that are payable upon a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon a termination or change in control, any actual amounts paid or distributed may be higher or lower than the amounts set forth below. Factors that could affect these amounts include, among other things, the time of year the event occurs, our financial performance, and the age of the named executive officer at the time of the event.

					Involuntary Termination Not For Cause/Voluntary Termination For Good Reason(1)
		Change in Control(5)	Termination for Disability	Death	Absent Change in Control	In connection with a Change in Control
Michael J. Schmidtlein	Severance	$0	$0	$0	$0	$626,550
	Welfare benefits continuation(2)	$0	$0	$0	$0	$14,450
	Value of accelerated stock options(3)	$0	$225,356	$225,356	$0	$225,356
	Value of accelerated market share units(4)	$1,455,201	$1,455,201	$1,455,201	$0	$1,455,201
	Potential Excise Tax Cut-Back	$0	N/A	N/A	N/A	$0

	Total	$1,455,201	$1,680,557	$1,680,557	$0	$2,321,557

Holger Paul Aschke	Severance	$0	$0	$0	$0	$0
	Value of accelerated restricted stock units(3)	$209,800	$209,800	$209,800	$0	$209,800
	Value of accelerated market share units(4)	$528,075	$528,075	$528,075	$0	$528,075

	Total	$737,875	$737,875	$737,875	$0	$737,875

Todd M. Sechrist	Severance	$0	$0	$0	$0	$582,446
	Welfare benefits continuation(2)	$0	$0	$0	$0	$14,445
	Value of accelerated stock options(3)	$0	$153,772	$153,772	$0	$153,772
	Value of accelerated market share units(4)	$1,219,516	$1,219,516	$1,219,516	$0	$1,219,516
	Potential Excise Tax Cut-Back	$0	N/A	N/A	N/A	$0

	Total	$1,219,516	$1,373,288	$1,373,288	$0	$1,970,179

David M. Shaffer	Severance	$0	$0	$0	$0	$636,096
	Welfare benefits continuation(2)	$0	$0	$0	$0	$14,450
	Value of accelerated stock options(3)	$0	$216,125	$216,125	$0	$216,125
	Value of accelerated market share units(4)	$1,389,547	$1,389,547	$1,389,547	$0	$1,389,547
	Potential Excise Tax Cut-Back	$0	N/A	N/A	N/A	$0

	Total	$1,389,547	$1,605,673	$1,605,673	$0	$2,256,219

Richard W. Zuidema	Termination of Consulting Agreement	$525,000	$0	$525,000	$0	$0

	Total	$525,000	$0	$525,000	$0	$0

(1)	For severance payment calculation, and time and form of such payment, see “Employment Agreements.”
(2)	Present value of welfare benefits continuation. Assumes no increase in the cost of welfare benefits. Assumes no tax on welfare benefits.
(3)	Value based on the closing price of our common stock on March 31, 2016, the last trading day of the fiscal year, of $55.72.
(4)	Reflects Market Share Units valued based on stock price performance calculated using the average of the closing share prices of our common stock during the 90 day period immediately preceding the date of grant and March 31, 2016 and the resulting shares valued based upon the closing price of our common stock of $55.72 on March 31, 2016.
(5)	Represents solely a change in control where the stockholders receive cash consideration. No amounts are payable or vested solely upon a change in control where the stockholders receive other than cash consideration.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

Our Board has adopted a written policy regarding related person transactions. As a general matter, it is our preference to avoid or minimize related person transactions. Under this policy, a director or executive officer must promptly report to the Corporate Secretary or General Counsel any potential transaction in which a Related Person, as defined by Item 404(a) of Regulation S-K, has or will have a direct or indirect material interest. Pursuant to this policy, EnerSys is not permitted to consummate or continue the Related Person transaction without the approval or ratification of the Audit Committee or, in certain situations, by the Chairman of the Audit Committee. Any director interested in a Related Person transaction must recuse himself from any such vote.

Indemnification

Delaware law, our certificate of incorporation and our bylaws contain limitation of liability provisions and provisions for indemnification of our directors and officers.

In addition, we have entered into an indemnification agreement with each of our directors and officers. Pursuant to this agreement, we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each director or officer who is, or is threatened to be made, a party to any proceeding by virtue of the fact that such person is or was one of our directors or officers. Indemnification will be provided for all costs, judgments, penalties, fines, liabilities and amounts paid in settlement of any such proceeding and for expenses actually and reasonably incurred in connection with any such proceeding.

Directors and officers of EnerSys are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by EnerSys. The premium for the fiscal year ended March 31, 2016, specifically for directors and officers, as individuals, was $0.5 million.

Indemnity and Expense Agreement

Pursuant to a stock subscription agreement dated March 22, 2002 with certain institutional funds (collectively, the “Morgan Stanley Funds”) managed by Metalmark Capital LLC, we have agreed that, to the fullest extent permitted by law, none of such Morgan Stanley Funds as stockholders, or any of their respective partners or other affiliates, or their respective members, stockholders, directors, managers, officers, employees, agents or other affiliates, or any person or entity who serves at the request of any such stockholder on behalf of any person or entity as an officer, director, manager, partner or employee of any person or entity (referred to as indemnified parties), shall be liable to us for any act or omission taken or suffered by such indemnified party in connection with the conduct of our affairs or otherwise in connection with such stockholder’s ownership of shares of our common stock, unless such act or omission resulted from fraud, willful misconduct or gross negligence by such indemnified party or any mistake, negligence, dishonesty or bad faith of any agent of such indemnified party.

We have also agreed with each Morgan Stanley Fund that, to the fullest extent permitted by law, we will indemnify each of such indemnified parties for any and all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such indemnified party and arise out of or in connection with our affairs, or any indemnified party’s ownership of shares of our common stock, including acting as a director, manager or officer or its equivalent; provided that an indemnified party shall be entitled to indemnification only to the extent that such indemnified party’s conduct did not constitute fraud, willful misconduct or gross negligence.

Employment of Related Parties

During fiscal year 2016, there were no transactions subject to our Related Person Transactions Policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and any persons owning more than ten percent of EnerSys common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Persons filing such reports are required by SEC regulation to furnish EnerSys with copies of all such reports filed with the SEC. Based solely on our review of any copies of such reports received by it, and on written representations from our existing directors and executive officers that no additional annual statements of beneficial ownership were required to be filed by such persons, we believe that all such statements were timely filed in fiscal year 2016.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each named executive officer, each holder of more than 5% percent of our common stock and all directors and named executive officers as a group as of June 8, 2016, the Record Date.

Name	Number of Shares(1)	Percent(1)
FMR LLC(2)	6,013,755	13.9%
BlackRock, Inc.(3)	4,131,104	9.5%
The Vanguard Group, Inc.(4)	3,328,597	7.7%
Janus Capital Management LLC(5)	2,471,638	5.7%
Holger P. Aschke(6)	4,700	*
Hwan-yoon F. Chung(7)	14,926	*
John D. Craig(8)	82,534	*
Howard I. Hoffen(9)	19,521	*
Arthur T. Katsaros(10)	43,420	*
John F. Lehman(11)	44,427	*
Gen. Robert Magnus, USMC (Retired)(12)	20,113	*
Dennis S. Marlo(13)	47,616	*
Joseph C. Muscari(14)	24,328	*
Michael J. Schmidtlein(15)	62,036	*
Todd M. Sechrist(16)	36,615	*
David M. Shaffer(17)	54,947	*
Paul J. Tufano(18)	3,623	*
All current directors and named executive officers as a group (13 persons)(19)	458,806	1.1%

*	Does not exceed 1% of the class based on 43,385,587 shares of common stock outstanding as of June 8, 2016.
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including, with respect to each director and named executive officer, options exercisable by such owner or restricted stock units that vest within 60 days of the record date of June 8, 2016. The numbers of shares reflected in this table have been rounded to the nearest whole number.
(2)	Includes FIAM LLC (formerly known as Pyramis Global Advisors, LLC), Fidelity Institutional Asset Management Trust Company (formerly known as Pyramis Global Advisors Trust Company), FMR Co., Inc. and Strategic Advisers, Inc. Information about FMR LLC is derived from its Schedule 13G filed with the SEC on February 12, 2016. The principal business office address is 245 Summer Street, Boston, MA 02210.
(3)

Includes BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock Life Limited. Information about BlackRock, Inc. is derived from its Schedule 13G filed with the SEC on January 26, 2016. The principal business office address is 55 East 52nd Street, New York, NY 10055.

(4)	Includes Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Information about The Vanguard Group, Inc. is derived from its Schedule 13G filed with the SEC on February 10, 2016. The principal business office address is 100 Vanguard Boulevard, Malvern, PA 19355.
(5)	Includes INTECH Investment Management and Perkins Investment Management LLC. Information about Janus Capital Management LLC is derived from its Schedule 13G filed with the SEC on February 16, 2016. The principal business office address is 151 Detroit Street, Denver, CO 80206.
(6)	Mr. Aschke holds sole voting and investment power over 4,700 shares. The number and percentage of shares beneficially owned by Mr. Aschke exclude 14,046.7034 unvested performance and market share units, 5,586.9466 unvested restricted stock units and 12,690 shares subject to unvested stock options.
(7)	Mr. Chung does not exercise shared voting or investment power over any shares. The number and percentage of shares include 14,925.7022 deferred stock units, for which Mr. Chung does not have voting and investment power.
(8)	Mr. Craig holds shared voting or investment power over 41,216 shares. The number and percentage of shares beneficially owned by Mr. Craig include 41,318 shares subject to vested stock options, but exclude 95,421.2854 unvested performance and market share units and 45,576 shares subject to unvested stock options.
(9)	Mr. Hoffen is a Managing Director of Metalmark and does not exercise shared voting or investment power over any shares. The number and percentage of shares include 19,520.9971 deferred stock units, for which Mr. Hoffen does not have voting and investment power, which are beneficially owned by Metalmark. Mr. Hoffen disclaims beneficial ownership of such shares as a result of his employment arrangement with Metalmark, except to the extent that their pecuniary interest therein is ultimately realized.
(10)	Mr. Katsaros holds sole voting and investment power over 5,915 shares. The number and percentage of shares beneficially owned by Mr. Katsaros include 14,925.7022 deferred stock units, for which Mr. Katsaros does not have voting and investment power, and 22,579.0598 vested restricted stock units owned by Mr. Katsaros, which are deferred under the Director Plan, for which Mr. Katsaros does not have voting or investment power, but exclude 119.2316 unvested restricted stock units owned by Mr. Katsaros deferred under the Director Plan.
(11)	Mr. Lehman holds sole voting and investment power over 6,782 shares. The number and percentage of shares beneficially owned by Mr. Lehman include, 14,925.7022 deferred stock units, for which Mr. Lehman does not have voting and investment power, and 22,719.2803 vested restricted stock units owned by Mr. Lehman, which are deferred under the Director Plan, for which Mr. Lehman does not have voting or investment power, but exclude 114.1854 unvested restricted stock units and 7,300.4729 vested restricted stock units owned by Mr. Lehman deferred under the Director Plan.
(12)	Gen. Magnus does not exercise shared voting and investment power over any shares. The number and percentage of shares beneficially owned by Gen. Magnus include 14,925.7022 deferred stock units, for which Gen. Magnus does not have voting and investment power, and 5,187.5039 vested restricted stock units owned by Gen. Magnus, which are deferred under the Director Plan, for which Gen. Magnus does not have voting or investment power.
(13)	Mr. Marlo holds sole voting and investment power over 21,976 shares. The number and percentage of shares beneficially owned by Mr. Marlo include 14,925.7022 deferred stock units, for which Mr. Marlo does not have voting and investment power, and 10,714.3705 vested restricted stock units owned by Mr. Marlo, which are deferred under the Director Plan, for which Mr. Marlo does not have voting or investment power, but exclude 33 unvested restricted stock units owned by Mr. Marlo deferred under the Director Plan.
(14)	Mr. Muscari holds sole voting and investment power over 7,028 shares. The number and percentage of shares beneficially owned by Mr. Muscari include 14,925.7022 deferred stock units, for which Mr. Muscari does not have voting and investment power, and 2,373.9949 vested restricted stock units owned by Mr. Muscari, which are deferred under the Director Plan, for which Mr. Muscari does not have voting or investment power.
(15)	Mr. Schmidtlein holds shared voting or investment power over 51,236 shares. The number and percentage of shares beneficially owned by Mr. Schmidtlein include 10,800 shares subject to vested stock options, but exclude 35,489.1666 unvested performance and market share units, 5,729 unvested restricted stock units and 34,169 shares subject to unvested stock options.

(16)	Mr. Sechrist holds shared voting or investment power over 28,850 shares. The number and percentage of shares beneficially owned by Mr. Sechrist include 7,765 shares subject to vested stock options, and exclude 27,763.1132 unvested performance and market share units, 5,729 unvested restricted stock units and 30,012 shares subject to unvested stock options.
(17)	Mr. Shaffer holds shared voting or investment power over 45,422 shares. The number and percentage of shares beneficially owned by Mr. Shaffer include 9,525 shares subject to vested stock options, and exclude 48,094.4943 unvested performance and market share units, 14,757 unvested restricted stock units and 66,527 shares subject to unvested stock options.
(18)	Mr. Tufano does not exercise shared voting and investment power over any shares. The number and percentage of shares beneficially owned by Mr. Tufano include 3,298.4489 deferred stock units, for which Mr. Tufano does not have voting and investment power, and 325 vested restricted stock units owned by Mr. Tufano, which are deferred under the Director Plan, for which Mr. Tufano does not have voting or investment power, but exclude 46 unvested restricted stock units owned by Mr. Tufano deferred under the Director Plan.
(19)	Such persons hold shared or sole voting or investment power over 213,125 shares. The number and percentage of shares beneficially owned by such persons include 69,408 shares subject to vested stock options, 63,899.2094 vested restricted stock units, and 112,373.6592 deferred stock units for which such persons do not have voting and investment power, but exclude 32,068.3636 unvested restricted stock units, 220,814.7629 unvested performance and market share units, 188,974 shares subject to unvested stock options, and 7,300.4729 vested restricted stock units.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder input on our executive compensation as disclosed in this proxy statement. Based upon the results of a non-binding advisory vote on the issue of the frequency of holding future non-binding advisory votes to approve named executive officer compensation, the Board has determined that it will include an annual non-binding advisory vote to approve named executive officer compensation in our proxy materials until the next non-binding advisory vote on the frequency for holding such votes. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the tools necessary to attract and retain the best talent.

As we describe in the Compensation Discussion and Analysis beginning on page 18, our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our stockholders. In evaluating our executive compensation program, key considerations include:

•	Our compensation program is based on setting aggressive operating plan goals that are achievable in light of current market conditions and create of stockholder value.

•

At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to performance and long-term stockholder value. Stock ownership requirements for our executive officers ensure that our management team is incentivized to act in the best interests of our stockholders.

•	We maintain an appropriate balance between base salary and short-and long-term incentive opportunities offered to the named executive officers.

•	The Compensation Committee engaged an independent compensation consultant that does not provide services to management and that had no relationship with management before the engagement.

•

We believe our executive compensation program results in reasonable and rational compensation decisions, allowing us to set aggressive goals while not encouraging excessive risk-taking that could be detrimental to our stockholders.

For these reasons, the Board recommends stockholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

OTHER INFORMATION

Stockholder Proposals or Nominations

Any stockholder who desires to submit a proposal for inclusion in the proxy materials relating to our 2017 Annual Meeting of Stockholders in accordance with the rules of the SEC must submit such proposal in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attn: Joseph G. Lewis, Vice President, General Counsel and Secretary, no later than February 23, 2017.

In accordance with our bylaws, a stockholder who desires to propose a matter for consideration at an annual meeting of stockholders, even if the proposal is not submitted by the deadline for inclusion in our proxy materials, must comply with the procedures specified in our bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2017 Annual Meeting of Stockholders, this period will begin on March 30, 2017, and end on April 29, 2017.

In accordance with our bylaws, a stockholder who desires to nominate candidates for election to the Board must comply with the proceeding specified in the bylaws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2017 Annual Meeting of Stockholders, this period will begin on March 30, 2017, and end on April 29, 2017.

If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, proxy holders may exercise discretionary voting authority under proxies that we solicit to vote in accordance with their best judgment on any such stockholder proposal or nomination.

Reduce Duplicate Mailings

Only one Annual Report and Proxy Statement will be sent to those stockholders who share a single household and who have consented to receive a single copy of such documents. This practice, known as “householding,” is designed to reduce printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. However, if any stockholder residing at such an address desires to receive a separate Annual Report or Proxy Statement in the future, he or she may telephone our Investor Relations Department at (610) 236-4040 or write to Investor Relations at EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605 or by e-mail through the investor relations and corporate governance link at www.enersys.com. If you are receiving multiple copies of our Annual Report and Proxy Statement, please request householding by contacting Investor Relations in the same manner. If you are a stockholder of record, you can elect to access future Annual Reports and Proxy Statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of our common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Other Matters

If any other item or proposal properly comes before the Annual Meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or incident to the conduct of the Annual Meeting, then the proxies will be voted in accordance with the discretion of the proxy holders, including to vote to adjourn the Annual Meeting for the purpose of soliciting proxies to vote in accordance with the Board’s recommendation on any of the proposals to be considered.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of EnerSys. The cost of soliciting proxies in the enclosed form will be borne by EnerSys. Officers and regular employees of EnerSys may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings made by us under those statutes, the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes, except to the extent that we specifically incorporates these items by reference.

Annual Report for Fiscal Year 2016

EnerSys’ Annual Report to the Stockholders for the year ended March 31, 2016, is enclosed herewith. EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2016, has been combined with the Annual Report to Stockholders, as permitted by SEC rules. The Annual Report is furnished to stockholders for their information. No part of the Annual Report is incorporated by reference herein.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED MARCH 31, 2016, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, ENERSYS, 2366 BERNVILLE ROAD, READING, PENNSYLVANIA 19605, OR BY CALLING ENERSYS INVESTOR RELATIONS DIRECTLY AT (610) 236-4040. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF ENERSYS COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph G. Lewis Vice President, General Counsel & Secretary

Enersys

Power/Full Solutions

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week.

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT, on July 28, 2016.

Vote by Internet

Go to www.investorvote.com/ENS

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the director nominees listed in Proposal 1 and FOR each of Proposals 2 and 3.

1. Election of Directors*: For Against Abstain For Against Abstain For Against Abstain +

01 - Howard I. Hoffen* 02 - Joseph C. Muscari* 03 - David M. Shaffer*

*To elect the three (3) Class III director nominees of the Board of Directors of EnerSys, each to serve until the 2019 annual meeting of stockholders or until the earlier of their resignation or their respective successors shall have been elected and qualified.

For Against Abstain For Against Abstain

2. To ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for fiscal year ending March 31, 2017. 3. An advisory vote to approve EnerSys’ named executive officer compensation.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X +

02CL0C

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — EnerSys +

Notice of 2016 Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENERSYS

Todd M. Sechrist and Joseph G. Lewis, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of EnerSys to be held on July 28, 2016 at the Company’s corporate offices located at 2366 Bernville Rd., Reading, PA 19605 at 10:00 a.m. (Eastern Time) and at any and all postponements or adjournments thereof. This proxy may be revoked any time before it is exercised.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all of the director nominees listed in Proposal 1 and FOR each of Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +